CREDIT AGREEMENT
Dated as of October 9, 2014
among
NU SKIN ENTERPRISES, INC.,
as the Borrower,
the Guarantors party hereto,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
 L/C Issuer,
The Other Lenders Party Hereto,
HSBC BANK USA, N.A.
and
ROYAL BANK OF CANADA
as Co-Syndication Agents
FIFTH THIRD BANK
and
KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agents
__________________________________________________________________
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
HSBC SECURITIES (USA), INC.
and
RBC CAPITAL MARKETS,1
as Joint Lead Arrangers and Joint Bookrunners

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

i

SCHEDULES
1.01          Exisiting Letters of Credit
2.01          Committments and Applicable Percentages

4.01	Intercompany Note Subsidiaries
5.06	Litigation
5.12(d)	Pension Plans
5.13	Subsidiaries; Loan Parties
6.12	Guarantors
7.01	Liens
7.02	Indebtedness
7.03	Investments
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
11.02	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Intercompany Note
G	Pledge Agreement
H	[Reserved]
I	Perfection Certificate
J	[Reserved]
K	[Reserved]
L	[Reserved]
M	United States Tax Compliance Certificate
N	Solvency Certificate

v

CREDIT AGREEMENT
This CREDIT AGREEMENT ("Agreement") is entered into as of October 9, 2014, among NU SKIN ENTERPRISES, INC., a Delaware corporation (the "Borrower"), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, the proceeds of which shall be used (i) for working capital, capital expenditures and other lawful corporate purposes, including (without limitation) investments, acquisitions, stock repurchases and dividends not prohibited by the Loan Documents (as defined herein) and (ii) to consummate the Refinancing, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1
Definitions and Accounting Terms
Section 1.01.    Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

"Acquired EBIT" means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBIT of such Acquired Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of the term "Consolidated EBIT" were references to such Acquired Entity or Business and its subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.
"Acquired Entity or Business" has the meaning set forth in the definition of the term "Consolidated EBIT".
"Additional Lender" means, at any time, any Person that is not an existing Lender and that agrees to provide any portion of any Incremental Commitments in accordance with Section 2.14; provided that (x) such Additional Lender shall be, with respect to Incremental Term Commitments, an Eligible Assignee in respect of Term Loans and (y) with respect to Incremental Revolving Commitments, an Eligible Assignee with respect to Revolving Credit Commitments.
"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent Fee Letter" means that certain Administrative Agent Fee Letter, dated as of August 15, 2014, among the Borrower, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Bank of America.
"Administrative Agent's Office" means, with respect to any currency, the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
"Affected Tranche" has the meaning specified in Section 11.01.
"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Aggregate Commitments" means the Commitments of all the Lenders.
"Agreement" means this Credit Agreement.
"Applicable Fee Rate" means, at any time, in respect of the Revolving Credit Facility, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the first full fiscal quarter following the Closing Date, 0.500% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):
Applicable Fee Rate
Pricing Level	Consolidated Leverage Ratio	Applicable Fee Rate
1	<1.00:1.00	0.375%
2	≥1.00:1.00 but <2.00:1.00	0.500%
3	>2.00:1.00	0.500%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).
"Applicable Percentage" means (a) in respect of the Dollar Term  Facility, with respect to any Dollar Term  Lender at any time, the percentage (carried out to the ninth decimal place) of the Dollar Term  Facility represented by  such Dollar Term  Lender's Dollar Term  Loans at such time, (b) in respect of the Yen Term  Facility, with respect to any Yen Term  Lender at any time, the percentage (carried out to the ninth decimal place) of the Yen Term  Facility represented by  such Yen Term  Lender's Yen Term  Loans at such time and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender's Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
"Applicable Rate" means, at any time, in respect of the Dollar Term Facility, the Yen Term Facility and the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the first full fiscal quarter ending after the Closing Date, 1.75% per annum for Base Rate Loans and 2.75% per annum for Eurocurrency Rate Loans and Letter of Credit Fees and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):
Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Applicable Rate for Eurocurrency Rate Loans / Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	<1.00:1.00	2.25%	1.25%
2	≥1.00:1.00 but <2.00:1.00	2.75%	1.75%
3	>2.00:1.00	3.25%	2.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
"Applicable Revolving Credit Percentage" means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender's Applicable Percentage in respect of the Revolving Credit Facility at such time.
"Applicable Time" means, with respect to any borrowings and payments in Yen, the local time in the place of settlement for Yen as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
"Appropriate Lender" means, at any time, (a) with respect to the Dollar Term Facility, the Yen Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Dollar Term Loan, Yen Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Arrangers" means Merrill Lynch, Pierce, Fenner & Smith, Incorporated, HSBC Securities (USA), Inc. and RBC Capital Markets,1 in their capacities as joint lead arrangers and joint bookrunners.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

        2        RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliaties.

"Attributable Indebtedness" means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
"Availability Period" means the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
"Bank of America" means Bank of America, N.A. and its successors.
"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate", and (c) the Eurocurrency Rate plus 1.00%.  The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
"Base Rate Loan" means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.
"Board of Directors" shall mean, as to any Person, the board of directors or other governing body of such Person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.
"Borrower" has the meaning specified in the introductory paragraph hereto.
"Borrower Materials" has the meaning specified in Section 6.02.
"Borrowing" means a Revolving Credit Borrowing, a Term  Borrowing and/or a Swing Line Borrowing, as the context may require.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office with respect to Loan Document Obligations denominated in Dollars is located and:

(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Yen, means any such day on which dealings in deposits in Yen are conducted by and between banks in the London interbank market for Yen; and

(c)    if such day relates to any fundings, disbursements, settlements and payments in Yen in respect of a Eurocurrency Rate Loan denominated in Yen, or any other dealings in Yen to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of Japan.

"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, the L/C Issuer or Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable).  "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Consideration" means, in respect of any Disposition by the Borrower or any Subsidiary, (a) cash or Cash Equivalents received by it in consideration of such Disposition, (b) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, and (c) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition.

"Cash Equivalents" means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Permitted Liens):
(a)    Dollars and, with respect to any Foreign Subsidiary, local currencies held by such Foreign Subsidiary;

(b)    obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(c)    securities issued by any state or commonwealth of the United States of America or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality, in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody's;

(d)    demand or time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized or any domestic office under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(e)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated, at the date of acquisition, at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(f)    money market funds that (i) comply with the criteria set forth in Rule 2a‑7 under the Investment Company Act of 1940, (ii) are rated at least A-1 by S&P or P-1 by Moody's and (iii) have portfolio assets of at least $1,000,000,000;

(g)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b), (c) and (d) above and entered into with a financial institution satisfying the criteria described in clause (d) above; and

(h)    in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, credit or debit card, electronic funds transfer, automated clearinghouse, e-payable, wire transfer, controlled disbursement, overdraft, information reporting, lockbox and stop payment services.
"Cash Management Bank" means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
"Cash Management/Hedge Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any other Subsidiary arising under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Cash Management/Hedge Obligations shall exclude any Excluded Swap Obligations.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
"CFC" means a Person that is a controlled foreign corporation under Section 957 of the Code.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means an event or series of events by which:
(a)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person, "group" or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35%% or more of the Equity Interests of the Borrower entitled to vote for members of the Board of Directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b)    during any period of 24 consecutive months, a majority (excluding vacant seats) of the members of the Board of Directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority (excluding vacant seats) of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority (excluding vacant seats) of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).

"Closing Date" means the first date all the conditions precedent in Section 4.03 are satisfied or waived in accordance with Section 11.01.
"Code" means the Internal Revenue Code of 1986, as amended.
"Collateral" means all of the "Collateral" or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
"Collateral Documents" means, collectively, the Pledge Agreement, the security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
"Commitment" means a Term  Commitment or a Revolving Credit Commitment, as the context may require.
"Committed Loan Notice" means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a),  shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

"Commitment Fee" has the meaning specified in Section 2.09
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate substantially in the form of Exhibit D.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated EBIT" means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted (and not added back) in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) provisions for taxes based on income, profits or losses, including federal, foreign and state income and similar taxes (including foreign withholding taxes), paid or accrued during such period, (iii) other unusual or non-recurring charges for such period (in the case of cash charges, not exceeding $25,000,000 in the aggregate for all periods during the term of this Agreement), (iv) $50,000,000 relating to the Borrower's write-down of inventory in China in the second quarter of the 2014 fiscal year, (v) any Non-Cash Charges for such period (provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBIT for any prior period pursuant to this clause (a)(v) (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBIT for the period in which such cash payment is made), (vi) any losses attributable to early extinguishment of Indebtedness, (vii) one-time out-of-pocket costs and expenses relating to the entering into this Agreement, the Refinancings and the related transactions, including, without limitation, legal and advisory fees, (viii) losses incurred as a result of Dispositions, closures, disposals or abandonments outside the ordinary course of business and (ix) costs and expenses incurred in connection with Permitted Acquisitions outside the ordinary course of the Borrower's normal business operations; minus (b) the following to the extent included (and not deducted) in calculating such Consolidated Net Income (without duplication): (i) any non-cash income increasing Consolidated Net Income of the Borrower for such period (provided that any cash receipt (or any netting arrangements resulting in reduced cash expenses) with respect to any non-cash income deducted in computing Consolidated EBIT for any prior period pursuant to this clause (b)(i) (or that would have been deducted in computing Consolidated EBIT had this Agreement been in effect during such prior period) shall be added in computing Consolidated EBIT for the period in which such cash is received (or netting arrangement becomes effective), (ii) unusual or non-recurring gains (in the case of cash gains, not exceeding $25,000,000 in the aggregate for all periods during the term of this Agreement), (iii) any gains attributable to the early extinguishment of Indebtedness and (iv) gains as a result of Dispositions, closures, disposals or abandonments outside the ordinary course of business;

provided, further that, in determining Consolidated EBIT for any period, the foregoing adjustments, and the adjustments in clause (C) below, shall not result in the exclusion of the effect of any gains or losses on currency derivatives and any currency transaction and translation (whether realized or unrealized) to the extent otherwise included in Consolidated Net Income for such period;
provided, further that, to the extent included in Consolidated Net Income, Consolidated EBIT for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:
(A)    the cumulative effect of any changes in GAAP or accounting principles applied by management during such period;
(B)    any gains or losses that arise upon consolidation or upon remeasurement of Indebtedness; and
(C)    any unrealized gains or losses attributable to the mark-to-market movement in the valuation of Swap Contracts or other derivative instruments pursuant to Accounting Standards Codification 815;
provided, further, that Consolidated EBIT for any period shall be calculated so as to include (without duplication of any adjustment referred to above or made pursuant to Section 1.03, if applicable) the Acquired EBIT of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period in a Material Acquisition to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBIT of any related Person, property, business or asset to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an "Acquired Entity or Business") for the entire period determined on a historical Pro Forma Basis, based on the Acquired EBIT of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) determined on a historical Pro Forma Basis; and
provided, further, that Consolidated EBIT for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above or made pursuant to Section 1.03, if applicable) the Disposed EBIT of any Person, property, business or asset sold, transferred or otherwise disposed of or closed by the Borrower or any Subsidiary during such period in a Material Disposition (each such Person, property, business or asset so sold, transferred or otherwise disposed of or closed, including pursuant to a transaction consummated prior to the Effective Date, a "Sold Entity or Business") for the entire period determined on a historical Pro Forma Basis, based on the Disposed EBIT of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition or closure) determined on a historical Pro Forma Basis.

"Consolidated EBITDA" means, at any date of determination, Consolidated EBIT, plus, to the extent deducted (and not added back) in calculating Consolidated Net Income, all depreciation and amortization expense, including any amortization of intangibles.
"Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than (i) current accounts payable and current trade payables incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP)), (d) the drawn and unreimbursed amount of letters of credit, letters of guaranty and bankers acceptances (including Unreimbursed Amounts, including all L/C Borrowings), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
"Consolidated Interest Charges" means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) all cash interest, premium payments, debt discount, fees, charges and related expenses in connection with Consolidated Funded Indebtedness, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP; including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt discounts or premiums, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) the accretion or accrual of discounted liabilities during such period, (iii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iv) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates and (v) all cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP.

"Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Charges, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
"Consolidated Net Income" means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower's equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents (or other property to the extent converted into cash or Cash Equivalents) actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower or any other Loan Party as described in clause (b) of this proviso).
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Credit Extension" means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means (a) when used with respect to Loan Document Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Facilities plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
"Defaulting Lender" means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

"Disposed EBIT" means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBIT of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of the term "Consolidated EBIT" were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) the issuance of any Equity Interests by the Subsidiaries of such Person.
"Dollar" and "$" mean lawful money of the United States.
"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Yen, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Yen.
"Dollar Term Borrowing" means a borrowing consisting of simultaneous Dollar Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
"Dollar Term Commitment" means, as to each Term Lender, its obligation to make Term Loans to the Borrower in Dollars pursuant to Section 2.01(a)(x) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender's name on Schedule 2.01 under the caption "Dollar Term Commitment" or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Dollar Term Facility" means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Dollar Term  Commitments at such time and (b) thereafter, the aggregate principal amount of the Dollar Term Loans of all Dollar Term  Lenders outstanding at such time.

"Dollar Term Lender" means (a) at any time on or prior to the Closing Date, any Lender that has a Dollar Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Dollar Term Loans at such time.
"Dollar Term Loan" means an advance made by any Term  Lender in Dollars pursuant to  Section 2.01(a)(x).
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.
"Effective Date" means the date this Agreement becomes effective in accordance with Section 4.01.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
"Environment" means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, binding guidelines, codes, judgments, judicial decisions, orders, decrees, permits, injunctions, treaties, agreements or governmental restrictions or requirements relating to pollution or the protection of the Environment or human health (to the extent related to exposure to hazardous materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of hazardous materials.
"Environmental Liability" means any liability, accrued, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Permit" means any permit, approval, franchise, certificate identification number, license or other approval or authorization required under any Environmental Law.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of an intent to terminate or any amendment to terminate a Pension Plan under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an "at-risk" plan within the meaning of Section 430 of the Code or Section 303 of ERISA or that a Multiemployer Plan is in "endangered" or "critical" status within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet the minimum funding standards  under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code.
"Eurocurrency Rate" means:
(a)    for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate ("LIBOR") or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and;

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided further, that if the LIBOR rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Eurocurrency Rate Loan" means a Revolving Credit Loan or a Term  Loan that bears interest at a rate based on clause (a) of the definition of the Eurocurrency Rate.  Eurocurrency Rate Loans that are Revolving Credit Loans must be denominated in Dollars.  Eurocurrency Rate Loans that are Term Loans may be denominated in Dollars or Yen. All Loans denominated in Yen must be Eurocurrency Rate Loans.
"Event of Default" has the meaning specified in Section 8.01.
"Excluded Disregarded Entity" means any Subsidiary of the Borrower substantially all the assets of which are Equity Interests in one or more Foreign Subsidiaries that are CFCs.
"Excluded Subsidiary" means (a) any Immaterial Subsidiary, (b) any Subsidiary that is prohibited (x) by any applicable Law or (y) by any contractual obligation from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such contractual obligation existed on the Effective Date or, with respect to any Subsidiary acquired by the Borrower or a Subsidiary after the Effective Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired, (c) any Foreign Subsidiary, unless otherwise agreed to by the Borrower in writing, (d) any Domestic Subsidiary that is an Excluded Disregarded Entity or a Subsidiary of a Foreign Subsidiary that is a CFC, unless otherwise agreed to by the Borrower in writing, (e) not-for-profit Subsidiaries, if any, (f) any Subsidiary that is not a Wholly-Owned Subsidiary, (h) those Subsidiaries as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs or other consequences of providing a Guarantee are excessive in relation to the value to be afforded thereby, and (i) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to Section 10.10 and any other "keepwell, support or other agreement" for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) pursuant to Section 3.01(a)(ii) or (e), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
"Existing Credit Agreements" means, collectively, (a) that certain Credit Agreement, dated as of September 5, 2013, between Bank of America and the Borrower and (b) that certain Credit Agreement, dated as of April 9, 2014, between Bank of America and the Borrower.
"Existing Letters of Credit" means those letters of credit outstanding under the Existing Credit Agreement and listed on Schedule 1.01.
"Existing Notes" has the meaning specified in Section 4.03.
"Facility" means the Dollar Term  Facility, the Yen Term Facility or the Revolving Credit Facility or any combination thereof, as the context may require.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1).
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
"Fee Letters" means (a) the Administrative Agent Fee Letter, (b) that certain Fee Letter, dated as of September 18, 2014, among the Borrower, HSBC Bank USA, National Association and Merrill Lynch, Pierce, Fenner & Smith, Incorporated and (c) that certain Fee Letter, dated as of September 23, 2014 among the Borrower, Royal Bank of Canada and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.
"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Foreign Subsidiary" means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.
"Guarantors" means, collectively, (a) the Subsidiaries of the Borrower listed on Schedule  6.12 and each other Subsidiary of the Borrower (other than any Excluded Subsidiary) that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (b) with respect to (i) Cash Management/Hedge Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower or any Excluded Subsidiary) and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

"Guaranty" means, collectively, the Guaranty made by the Guarantors under Article 10 in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to, or which can form the basis for liability under, any Environmental Law.
"Hedge Bank" means any Person that, at the time it enters into a Swap Contract permitted under Article 6 or 7, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
"Immaterial Subsidiary" means, as at any date of determination, a Subsidiary of the Borrower that, together with all other Immaterial Subsidiaries, (x) did not have total assets as of the last day of the most recent Measurement Period that equaled or exceeded 5% of consolidated total assets of the Borrower and its Subsidiaries as of such date and (y) did not have gross revenues as of the last day of such period that equaled or exceeded 5% of consolidated gross revenues of the Borrower and its Subsidiaries as of such date.
"Impacted Loans" has the meaning assigned to such term in Section 3.03.
"Increase Effective Date" has the meaning assigned to such term in Section 2.14(a).
"Increase Joinder" has the meaning assigned to such term in Section 2.14(c).
"Incremental Commitments" means Incremental Revolving Commitments and/or the Incremental Term Commitments.
"Incremental Revolving Commitment" has the meaning assigned to such term in Section 2.14(a).
"Incremental Term Commitments" has the meaning assigned to such term in Section 2.14(a).
"Incremental Term Loan Maturity Date" has the meaning assigned to such term in Section 2.14(c).
"Incremental Term Loans" means any loans made pursuant to any Incremental Term Commitments.
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)    the maximum aggregate amount of all letters of credit, letters of guaranty and bankers' acceptances in respect of which such Person is an account party (in each case after giving effect to any prior reductions or drawings which may have been reimbursed),

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current accounts payable and trade payables incurred in the ordinary course of business and intercompany obligations for royalties and license fees incurred in the ordinary course of business (as long as all such obligations shall be evidenced by the Intercompany Note and pledged to the Administrative Agent pursuant to the Pledge Agreement for the benefit of the Secured Parties), (ii) deferred compensation payable to directors, officers or employees of such Person and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness of such Person;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of preferred interests or Indebtedness into which such preferred interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such preferred interest; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

"Indemnified Taxes" means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Indemnitees" has the meaning specified in Section 11.04(b).
"Information" has the meaning specified in Section 11.07.
"Information Memorandum" means the confidential information memorandum dated as of September 2014, used by the Arrangers in connection with the syndication of the Commitments.
"Intercompany Note" means the Intercompany Note, dated as of the Effective Date, substantially in the form of Exhibit F hereto (or any other form approved by the Administrative Agent (acting reasonably)) and executed by the Borrower and each other Subsidiary of the Borrower, as supplemented from time to time.
"Interest Payment Date" means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
"Interest Period" means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date.

"Investment" means, as to any Person, any investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution (in each case except with respect to intercompany obligations representing royalties and license fees incurred in the ordinary course of business, as long as all such obligations shall be evidenced by the Intercompany Note and pledged to the Administrative Agent pursuant to the Pledge Agreement for the benefit of the Secured Parties) to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 7.03, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the Acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.
"IP Rights" has the meaning specified in Section 5.17.
"IRS" means the United States Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
"Junior Financing" means any Indebtedness of the Borrower or any Subsidiary that is (i) subordinated in right of payment to the Loan Document Obligations, (ii) secured by the Collateral on a junior basis to the Loan Document Obligations or (iii) unsecured Indebtedness incurred pursuant to Section 7.02(q).
"Latest Maturity Date" means the latest of (x) the Maturity Date for the Revolving Credit Facility, (y) the Maturity Date for the Dollar Term Facility and the Yen Term Facility and (z) any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, in each case as of any date of determination.
"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"L/C Advance" means, with respect to each Revolving Credit Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.  All L/C Advances shall be denominated in Dollars.
"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.  All L/C Borrowings shall be denominated in Dollars.
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"L/C Issuer" means Bank of America in its capacity as (i) issuer of the Existing Letters of Credit and (ii) issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent , which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
"Letter of Credit" means any standby letter of credit issued hereunder and each Existing Letter of Credit.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
"Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Fee" has the meaning specified in Section 2.03(h).
"Letter of Credit Sublimit" means an amount equal to the lesser of (a) the Revolving Credit Facility and (b) $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan" means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
"Loan Document Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Loan Documents" means, collectively, (a) this Agreement, (b) the Notes, (c) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, (d) the Guaranty, (e) the Collateral Documents, (f) the Fee Letters and (g) each Issuer Document.
"Loan Parties" means, collectively, the Borrower and each Guarantor.
"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
"Material Acquisition" means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person by the Borrower or any Subsidiary; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $15,000,000.
 "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (c) a material impairment of the ability the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Document.
"Material Disposition" means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) the Borrower or any Subsidiary; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $15,000,000.
"Material Subsidiary" means, as at any date of determination, a Subsidiary of the Borrower that is not an Immaterial Subsidiary.

"Maturity Date" means, with respect to the Revolving Credit Facility, the Dollar Term Facility and the Yen Term Facility, the date that is five years following the Closing Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
 "Measurement Period" means, at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 4.01 or Section 6.01(a) or 6.01(b).
"Minimum Collateral Amount" means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a) or otherwise, an amount equal to 105% of the Outstanding Amount of all L/C Obligations.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Net Cash Proceeds" means:
(a)    with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) reasonable and customary fees, commissions, issuance costs, discounts and out‑of‑pocket expenses (including reasonable and customary attorney's fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes and deed or mortgage recording taxes) paid in connection with such event by the Borrower and the Subsidiaries and (C) the amount of all taxes paid (or reasonably estimated to be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower; provided that for purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in this clause (ii)(C) shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event); provided, further, that no such proceeds resulting from any Disposition or any Recovery Event shall be considered Net Cash Proceeds (i) if the aggregate amount of such proceeds of any Disposition or any Recovery Event individually (or series of related Dispositions or Recovery Events collectively) not applied pursuant to Section 2.05(b)(i) does not exceed $2,000,000 or (ii) to the extent the aggregate amount of such proceeds from all Dispositions or Recovery Events in any fiscal year not applied pursuant to Section 2.05(b)(i) does not exceed $10,000,000; and

(b)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) all taxes, underwriting discounts and commissions, and other out-of-pocket fees and expenses, incurred by the Borrower or such Subsidiary in connection therewith.

"Non-Cash Charges" means any non-cash charges, including (a) any write-off for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment, and investments in debt and equity securities pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives or stock-based compensation to any director, officer or employee of the Borrower or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof) and (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable.
"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of  Section 11.01 and (ii) has been approved by the Required Lenders and Lenders holding more than 50% of the aggregate outstanding principal amount of all Loans (and unutilized Commitments, if any) of any Affected Tranche.
"Non-Defaulting Lender" means , at any time, each Lender that is not a Defaulting Lender at such time.

"Note" means a Term Note or a Revolving Credit Note, as the context may require.
"NPL" means the National Priorities List under CERCLA.
"Obligations" means the Cash Management/Hedge Obligations and the Loan Document Obligations.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
"Outstanding Amount" means (a) with respect to any Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; (b) with respect to any Term Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

"Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Yen, the rate of interest per annum at which overnight deposits in Yen, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the London interbank market for Yen to major banks in the London interbank market.
"Participant" has the meaning specified in Section 11.06(d).
"Participant Register" has the meaning specified in Section 11.06(d).
"Patriot Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
"Payment in Full" means all Commitments and Letters of Credit have terminated and all Loan Document Obligations have been paid in full (other than (x) contingent indemnification obligations as to which no claim has been made or notice has been given and (y) outstanding Letters of Credit which have been Cash Collateralized or secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer).
"PBGC" means the Pension Benefit Guaranty Corporation.
"Pension Act" means the Pension Protection Act of 2006.
"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Perfection Certificate" shall mean a certificate in the form of Exhibit I or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
"Permitted Acquisition" has the meaning specified in Section 7.03(k).
"Permitted Liens" means Liens permitted by Section 7.01.

"Permitted Refinancing Indebtedness" means with respect to any Indebtedness (the "Refinanced Indebtedness"), any Indebtedness incurred in exchange for, or as a replacement of, or the net proceeds of which are used to modify, extend, refinance, renew, replace, redeem, repurchase, defease, amend, supplement, restructure, repay or refund (collectively to "Refinance" or a "Refinancing" or "Refinanced"), the Refinanced Indebtedness (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or aggregate issue price or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or aggregate issue price or accreted value, if applicable) of the Refinanced Indebtedness (plus unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses Incurred in connection with such Refinancing plus an amount equal to any letters of credit issued but undrawn thereunder), (b) with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.02(d), the Weighted Average Life to Maturity and final maturity date of such Permitted Refinancing Indebtedness is greater than or equal to that of the Refinanced Indebtedness, (c) with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.02(d), if the Refinanced Indebtedness is subordinated in right of payment to the Loan Document Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.02(i), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness), (e) if the Indebtedness being Refinanced is secured by any Collateral (whether ranking equal in priority with, or junior to, the Liens on the Collateral securing the Loan Document Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral on terms, when taken as a whole, that are no less favorable to the Secured Parties than those contained in the documentation (including any customary intercreditor agreement, as applicable) governing the Refinanced Indebtedness, (f) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.02(i), the other terms of such Permitted Refinancing Indebtedness are no more favorable, taken as a whole, to the holders of such Indebtedness than the terms governing the Refinanced Indebtedness (other than interest rates, interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums) and (g) with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.02(q), the final maturity date of any such Permitted Refinancing Indebtedness shall be no earlier than the Latest Maturity Date and the Weighted Average Life to Maturity of any such Permitted Refinancing Indebtedness shall be equal to or greater than the Weighted Average Life to Maturity of the Term Loans.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

"Platform" has the meaning specified in Section 6.02.
"Pledge Agreement" has the meaning specified in Section 4.03(a).
"Pledge Agreement Supplement" means a supplement to the Pledge Agreement in the form of Annex A thereto.
"Pro Forma Basis" means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis with respect to any Specified Transaction, that such Specified Transaction, and each other Specified Transaction consummated during such Measurement Period or subsequent thereto but prior to the date of consummation of such Specified Transaction, and the following transactions in connection with each of the foregoing, shall be deemed to have occurred as of (or commencing with) the first day of the Measurement Period for such test or covenant:  (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Material Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of the term "Specified Transaction" shall be included, (ii) any prepayment, repayment, retirement, redemption, satisfaction, discharge or defeasance of Indebtedness and (iii) the incurrence or assumption of any Indebtedness by the Borrower or any of the Subsidiaries in connection therewith and, if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to the applicable limitations included in) the definition of the term "Consolidated EBIT" and give effect to events that are directly attributable to each such transaction and are factually supportable and reasonably identifiable.
"Projections" shall have the meaning specified in Section 5.15.
"Public Lender" has the meaning specified in Section 6.02.
"Qualified ECP Guarantor" shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an "eligible contract participant" under the Commodity Exchange Act and can cause another person to qualify as an "eligible contract participant" at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Recipient" means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
"Recovery Event" means any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries or (ii) under any policy of insurance maintained by any of them.
"Refinance" has the meaning assigned to such term in the definition of the term "Permitted Refinancing Indebtedness," and "Refinanced" and "Refinancing" shall have meanings correlative thereto.
"Refinanced Indebtedness" has the meaning assigned to such term in the definition of the term "Permitted Refinancing Indebtedness."
"Refinancing" has the meaning specified in Section 4.01(a).
"Register" has the meaning specified in Section 11.06(c).
"Related Indemnified Party" means, with respect to any Indemnitee, (i) any controlling person or controlled affiliate of such Indemnitee, (ii) the respective directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (iii) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting on behalf of, or at the express instructions of, such Indemnitee, controlling person or such controlled affiliate.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.
"Release" means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, migrating, injection or leaching into the Environment, or into, from or through any building, structure or facility.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
"Request for Credit Extension" means (a) with respect to a Borrowing of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
"Required Lenders" means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Required Revolving Lenders" means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president, general counsel or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(a)(v), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower.
"Revaluation Date" means, with respect to any Term Loan, each of the following:  (i) the Closing Date, (ii) each date of a continuation of a Yen Term Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
"Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

"Revolving Credit Commitment" means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption "Revolving Credit Commitment" or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Revolving Credit Exposure" means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender's participation in L/C Obligations and Swing Line Loans at such time.
"Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.
"Revolving Credit Lender" means, at any time, any Lender that has a Revolving Credit Commitment at such time.
"Revolving Credit Loan" has the meaning specified in Section 2.01(b).
"Revolving Credit Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.
"S&P" means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
"Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Yen, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of internal banking transactions in Japan.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty's Treasury.
"Sanctioned Person" means a Person that (a) is named on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty's Treasury, (b) is 50 percent or more owned, directly or indirectly, by a Person included on any such list, (c) is (x) an agency of the government of a country, (y) an organization controlled by a country or (z) a Person resident in a country that is itself the subject or target of Sanctions, as such Sanctions may be applicable to such Person or (d) otherwise the subject or target of any Sanctions.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank to the extent designated by the Borrower and such Cash Management Bank as a Secured Cash Management Agreement in writing to the Administrative Agent.
"Secured Hedge Agreement" means any Swap Contract permitted under Article 6 or 7 that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank to the extent designated by the Borrower and such Hedge Bank as a Secured Hedge Agreement in writing to the Administrative Agent.
"Secured Parties" means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
 "Sold Entity or Business" has the meaning set forth in the definition of the term "Consolidated EBIT".
            "Solvent" and "Solvency" means, with respect to any Person, that (a) the Fair Value and Present Fair Salable Value of the assets of such Person taken as whole exceeds its Stated Liabilities and Identified Contingent Liabilities, (b) such Person does not have Unreasonably Small Capital, and (c) such Person will be able to pay its Stated Liabilities and Identified Contingent Liabilities as they mature (with the terms "Fair Value", "Present Fair Salable Value", "Stated Liabilities", "Identified Contingent Liabilities", "will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature" and "do not have Unreasonably Small Capital" having the meanings as defined in Exhibit N).
"Specified Transaction" means, with respect to any Measurement Period, any Permitted Acquisition, Investment, Disposition, incurrence, assumption or prepayment, repayment, retirement, redemption, satisfaction, discharge or defeasance of Indebtedness (including the incurrence of any Incremental Term Commitments), Restricted Payment, or any other event that by the terms of this Agreement requires compliance on a "Pro Forma Basis" with a test or covenant hereunder or requires such test or covenant to be calculated on a "Pro Forma Basis".
"Specified Loan Party" means any Loan Party that is not an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 10.10).
"Spot Rate" for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Obligations" means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.
"Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
"Swing Line Loan" has the meaning specified in Section 2.04(a).
"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
"Swing Line Sublimit" means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Borrowing" means a Dollar Term Borrowing, a Yen Term Borrowing or any combination thereof (as the context may require).
"Term Commitment" means a Dollar Term Commitment, a Yen Term Commitment or any combination thereof (as the context may require).
"Term Facility" means the Dollar Term Facility, the Yen Term Facility or any combination thereof (as the context may require).
"Term  Lender" means a Dollar Term Lender, a Yen Term Lender, or any combination thereof (as the context may require).
"Term Loan" means a Dollar Term Loan, a Yen Term Loan or any combination thereof (as the context may require).
"Term  Note" means a promissory note made by the Borrower in favor of a Term Lender evidencing Term  Loans made by such Term  Lender, substantially in the form of Exhibit C‑1.
"Threshold Amount" means $50,000,000.
"Total Revolving Credit Outstandings" means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

"Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
"Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
"UCC" means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
"United States" and "U.S." mean the United States of America.
"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning specified in Section 3.01(e)(ii)(B)(3).
"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
"Wholly-Owned" means, with respect to a Subsidiary of  Person, a Subsidiary of such Person all of the outstanding Equity Interests of which are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
"Yen" and "¥" mean the lawful currency of Japan.
"Yen Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Yen as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Yen with Dollars.
"Yen Term Borrowing" means a borrowing consisting of simultaneous Yen Term Loans that are Eurocurrency Rate Loans having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a).

"Yen Term Commitment" means, as to each Term Lender, its obligation to make Term Loans to the Borrower in Yen pursuant to Section 2.01(a)(y) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender's name on Schedule 2.01 under the caption "Yen Term Commitment" or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Yen Term Facility" means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Yen Term  Commitments at such time and (b) thereafter, the aggregate principal amount of the Yen Term Loans of all Yen Term  Lenders outstanding at such time.
"Yen Term Lender" means (a) at any time on or prior to the Closing Date, any Lender that has a Yen Term Commitment of such time and (b) at any time after the Closing Date, any Lender that holds Yen Term Loans at such time.
"Yen Term Loan" means an advance made by any Term  Lender in Yen under pursuant to Section 2.01(a)(y).
Section 1.02.    Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    If any item is required to be delivered, or any action is required to be taken, on a day other than a Business Day, such item shall be required to be delivered, and such action shall be required to be taken, on the next following Business Day.

Section 1.03.      Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)    Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)    Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04.   Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.  Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of "Eurocurrency Rate" or with respect to any comparable or successor rate thereto.

Section 1.06.   Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07.  Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles 2, 9 and 10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.

Section 1.08.   Exchange Rates; Currency Equivalents.  (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Outstanding Amounts denominated in Yen.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between Yen and Dollars until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Yen for purposes of the Loan Documents shall be the Dollar Equivalent amount as so determined by the Administrative Agent.

(b)    Wherever in this Agreement in connection with a Term Borrowing or conversion, continuation or prepayment of a Term Loan that is a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Term Borrowing or Eurocurrency Rate Loan is denominated in Yen, such amount shall be the Yen Equivalent of such Dollar amount, as determined by the Administrative Agent.

ARTICLE 2
The Commitments and Credit Extensions
Section 2.01.    The Loans.  (a) The Term Borrowings.  Subject to the terms and conditions set forth herein, (x) each Dollar Term Lender severally agrees to make a single loan to the Borrower in Dollars on the Closing Date in an amount not to exceed such Term Lender's Dollar Term Commitment and (y) each Yen Term Lender severally agrees to make a single loan to the Borrower in Yen on the Closing Date in an amount not to exceed such Term Lender's Yen Term Commitment.  The Dollar Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in Dollars in accordance with their respective Dollar Term Commitments.  The Yen Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in Yen in accordance with their respective Yen Term Commitments.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Dollar Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.  Yen Term Loans shall be Eurocurrency Rate Loans.

(b)    The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a "Revolving Credit Loan") in Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure of each Revolving Credit Lender shall not exceed such Revolving Credit Lender's Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under  Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.  For the avoidance of doubt, Revolving Credit Loans shall be made only in Dollars.

Section 2.02.    Borrowings, Conversions and Continuations of Loans.  (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice.  Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 12:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) 12:00 p.m. four Business Days prior to the requested date of any Yen Term Borrowing or continuation of Eurocurrency Rate Loans denominated in Yen and (iii) 10:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the

Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars or (ii) five Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated Yen, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 p.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars or (ii) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Yen, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Dollar Term Borrowing, a Yen Term Borrowing, a Revolving Credit Borrowing, a conversion of Dollar Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Dollar Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) in the case of a Term Borrowing, the currency of the Loans to be borrowed.  If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Term Borrowing, then the Loans so requested shall be made in Dollars.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Yen Term Loans, such Loans shall be continued as Eurocurrency Rate Loans in Yen with an Interest Period of one month.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, (x) a Swing Line Loan may not be converted to a Eurocurrency Rate Loan and (y) no Loan may be converted into or continued as a Loan denominated in a different currency.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Yen Term Loans, in each case as described in Section 2.02(a).  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Yen Term Loans, in each case on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.03), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  At the request of the Required Lenders, during the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or Yen) without the consent of the Required Lenders and the Required Lenders may demand that any or all of the then outstanding Yen Term Loans be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than eight Interest Periods in effect in respect of the Dollar Term Facility and Yen Term Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than eight Interest Periods in effect in respect of the Revolving Credit Facility.

Section 2.03.     Letters of Credit.  (a) The Letter of Credit Commitment.  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender's Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(i)	The L/C Issuer shall not issue any Letter of Credit if:
(A)
subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)
the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders and the L/C Issuer have approved such expiry date or (y) such Letter of Credit is cash collateralized on terms and pursuant to arrangements reasonably satisfactory to the L/C Issuer.

(ii)	The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B)	the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)	except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;
(D)	such Letter of Credit is to be denominated in a currency other than Dollars;
(E)
any Revolving Credit Lender is at that time a Defaulting Lender and there is any Fronting Exposure (after giving effect to any reallocation pursuant to Section 2.16(a)(iv)) with respect to such Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer  (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer's Fronting Exposure (after giving effect to any reallocation pursuant to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual Fronting Exposure; or

(F)	such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iii)	The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(iv)
The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)
The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)
Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)
Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender's Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)
If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)
If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an "Auto-Reinstatement Letter of Credit").  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the "Non-Reinstatement Deadline"), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

v)
Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.
(i)
Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolving Credit Lender's Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)
Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent's Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)
with respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in  Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)
Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)
Each Revolving Credit Lender's obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.
(i)
At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)
If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Loan Document Obligations and the termination of this Agreement.

(e)    Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)
the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)
any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)
waiver by the L/C Issuer of any requirement that exists for the L/C Issuer's protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)	honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)
any payment made by the L/C Issuer in respect of an otherwise  complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)
any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)
any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer's rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)    Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each  Letter of Credit equal to the Applicable Rate for Revolving Credit Loans that are Eurocurrency Rate Loans times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each  Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04.     Swing Line Loans.  (a) The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a "Swing Line Loan") to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Revolving Credit Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (B) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender's Revolving Credit Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender's Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)    Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)    Refinancing of Swing Line Loans.  (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender's Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)
If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), , the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)
Each Revolving Credit Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations.  (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)
If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Revolving Credit Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender's Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)    Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

    Section 2.05.    Prepayments.  (a) Voluntary Prepayments of Loans.  (i) Revolving Credit Loans and Term Loans.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's ratable portion of such prepayment (based on such Lender's Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied as directed by the Borrower between the Dollar Term Loans and/or the Yen Term Loans to the principal repayment installments thereof as directed by the Borrower, and subject to Section 2.16, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.  A notice of prepayment made pursuant to this Section 2.05(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(ii)
Swing Line Loans.  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  A notice of prepayment made pursuant to this Section 2.05(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b)    Mandatory Prepayments of Term Loans.  (i) Dispositions and Recovery Events.  Upon the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from any Disposition or Recovery Event, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds within five Business Days upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition or Recovery Event described in this Section 2.05(b)(i), at the election of the Borrower (as notified by the Borrower to the Administrative Agent within five Business Days upon receipt thereof), the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in property that is useful in the business of the Borrower and its Subsidiaries so long as within 365 days after the receipt of such Net Cash Proceeds, such Net Cash Proceeds shall have been so reinvested (as certified by the Borrower in writing to the Administrative Agent) (or if any portion of such proceeds are not so reinvested within such 365-day period but within such 365 day period are contractually committed to be reinvested, such proceeds shall be reinvested within 180 days from the end of such 365-day period); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(i).

(ii)
Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (iii) below).

(iii)
Each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the Term Facility, ratably to the Dollar Term Loans and Yen Term Loans and to the remaining principal installments thereof.

(c)    Mandatory Prepayments of Revolving Credit Loans.

(i)
If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess.

(ii)
Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(c), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

Section 2.06.   Termination or Reduction of Commitments.  (a) Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.  A notice of termination or reduction of Commitments made pursuant to this Section 2.06(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of termination) if such condition is not satisfied.

(b)    Mandatory.  (i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii)
The Revolving Credit Commitments shall terminate on the Maturity Date for the Revolving Credit Facility.  If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)    Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender's Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.07.    Repayment of Loans.  (a) Dollar Term Loans.  The Borrower shall repay to the Dollar Term Lenders the aggregate principal amount of all Dollar Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments under Section 2.05, as directed by the Borrower):

Date	Amount
December 31, 2014	$1,593,750
March 31, 2015	$1,593,750
June 30, 2015	$1,593,750
September 30, 2015	$1,593,750
December 31, 2015	$2,390,625
March 31, 2016	$2,390,625
June 30, 2016	$2,390,625
September 30, 2016	$2,390,625
December 31, 2016	$3,187,500
March 31, 2017	$3,187,500
June 30, 2017	$3,187,500
September 30, 2017	$3,187,500
December 31, 2017	$3,984,375
March 31, 2018	$3,984,375
June 30, 2018	$3,984,375
September 30, 2018	$3,984,375
December 31, 2018	$4,781,250
March 31, 2019	$4,781,250
June 30, 2019	$4,781,250
September 30, 2019	$4,781,250

provided, however, that the final principal repayment installment of the Dollar Term Loans shall be repaid on the Maturity Date for the Dollar Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Dollar Term Loans outstanding on such date.
(b)    Yen Term Loans.  The Borrower shall repay to the Yen Term Lenders the aggregate principal amount of all Yen Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments under Section 2.05, as directed by the Borrower):

Date	Amount
December 31, 2014	¥82,417,482.43
March 31, 2015	¥82,417,482.43
June 30, 2015	¥82,417,482.43
September 30, 2015	¥82,417,482.43
December 31, 2015	¥123,626,373.64
March 31, 2016	¥123,626,373.64
June 30, 2016	¥123,626,373.64
September 30, 2016	¥123,626,373.64
December 31, 2016	¥164,835,164.85
March 31, 2017	¥164,835,164.85
June 30, 2017	¥164,835,164.85
September 30, 2017	¥164,835,164.85
December 31, 2017	¥206,043,956.06
March 31, 2018	¥206,043,956.06
June 30, 2018	¥206,043,956.06
September 30, 2018	¥206,043,956.06
December 31, 2018	¥247,252,747.28
March 31, 2019	¥247,252,747.28
June 30, 2019	¥247,252,747.28
September 30, 2019	¥247,252,747.28

provided, however, that the final principal repayment installment of the Yen Term Loans shall be repaid on the Maturity Date for the Yen Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Yen Term Loans outstanding on such date.
(c)    Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(d)    Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08.    Interest.  (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)
If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)	Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Subject to Section 2.08(b)(iii) above, interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09.   Fees.  In addition to certain fees described in Sections 2.03(h) and (j):

(a)    Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the "Commitment Fee") in Dollars equal to the product of (i) the Applicable Fee Rate times (ii) the actual daily amount by which the Revolving Credit Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the Commitment Fee.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b)    Other Fees.  (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.\

(ii)
The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10.  Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Yen Term Loans as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article 8.  The Borrower's obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

Section 2.11.  Evidence of Debt.  (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Document Obligations.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12.   Payments Generally; Administrative Agent's Clawback.  (a) General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Yen Term Loans, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Yen Term Loans shall be made to the Administrative Agent, for the account of the Yen Term Lenders, at the applicable Administrative Agent's Office in Yen and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in Yen, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Yen payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Yen, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)
Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)    Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13.    Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Loan Document Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Document Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Loan Document Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Loan Document Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Loan Document Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Document Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Loan Document Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Loan Document Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Loan Document Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(iii)
if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(iv)
the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
Section 2.14.    Incremental Commitments.  (a) Borrower Request.  The Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Maturity Date for the Revolving Credit Facility, an increase to the existing Revolving Credit Commitments (each, an "Incremental Revolving Commitment") and/or (y) an increase to the existing Term Facility or the establishment of one new term loan commitment (each, an "Incremental Term Commitment"), in an aggregate amount not to exceed $125,000,000, in each case from any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.  Each such notice pursuant to this Section 2.14(a) shall specify (i) the date (each, an "Increase Effective Date") on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be the date on which the Incremental Term Commitment is drawn in full, (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations and (iii) whether such Incremental Commitments are Incremental Revolving Commitments or Incremental Term Commitments.  Each Incremental Commitment shall be in an aggregate amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).

(b)    Conditions.  As of the Increase Effective Date:

(i)	no Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;
(ii)
the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;

(iii)
on a Pro Forma Basis (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn), the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 as of the end of the latest fiscal quarter for which internal financial statements are available; and

(iv)
the Borrower shall deliver or cause to be delivered officer's certificates and legal opinions of the type delivered on the Effective Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(c)    Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:

(i)
any terms of, and documentation entered into in respect of, any Incremental Term Commitments shall be on terms and pursuant to documentation agreed between the Borrower and the lenders providing such Incremental Commitments, other than as contemplated by clauses (ii), (iii), (iv), and (v) below; provided that to the extent the terms and documentation in respect of any Incremental Term Commitments are not consistent with the Term Loans (except to the extent permitted by clause (ii), (iii), (iv) or (v) below) they shall be reasonably satisfactory to the Administrative Agent (except for such terms which are applicable only to periods after the Latest Maturity Date and it being understood that to the extent any financial maintenance covenant is added or made more restrictive with respect to the Incremental Term Commitments, such financial maintenance covenant shall automatically and without any action of any party hereto be added or made more restrictive for the benefit of the Term Facility and the Revolving Credit Facility and no consent shall be required from the Administrative Agent or any Lender therefor);

(ii)	the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans;
(iii)	the maturity date of the Incremental Term Loans (the "Incremental Term Loan Maturity Date") shall not be earlier than the then Latest Maturity Date;
(iv)
the Incremental Commitments shall (x) have the same guarantees as the existing Commitments and Loans, (y) be secured only by the Collateral and (z) rank pari passu in right of payment and of security with the Loans;

(v)	the Incremental Term Commitments may share no more than ratably in any mandatory prepayment required with respect to the Term Facility;
(vi)
(x) the terms and provisions of any Incremental Revolving Commitments shall be identical to, and pursuant to the same documentation as, the Revolving Credit Loans (it being understood that the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Credit Facility may be increased for all the Revolving Credit Lenders, but additional upfront or similar fees may be payable to the Lenders participating in the Incremental Revolving Increase without any requirement to pay such amounts to any existing Revolving Credit Lenders), (y) the maturity date of any Incremental Revolving Commitments shall be the same as the maturity date for the Revolving Credit Facility and (z) the Incremental Revolving Commitments shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date for the Revolving Credit Facility.

The Incremental Commitments shall be effected by a joinder agreement (the "Increase Joinder") executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them.  Notwithstanding the provisions of  Section 11.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14.  In addition, unless otherwise specifically provided herein or in the Increase Joinder, all references in Loan Documents to Revolving Credit Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to Incremental Revolving Commitments and Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.  This Section 2.14 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.

(d)    Adjustment of Revolving Credit Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Revolving Credit Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Credit Loan, the proceeds of which will be used to prepay the Revolving Credit Loans of the other Revolving Credit Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Increase Effective Date.  If there is a new borrowing of Revolving Credit Loans on such Increase Effective Date, the Revolving Credit Lenders after giving effect to such Increase Effective Date shall make such Revolving Credit Loans in accordance with Section 2.01(b).

Section 2.15.  Cash Collateral.  (a) Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within two Business Days (in all other cases), following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(b)    Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, other than Liens permitted under Section 7.01(m), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)    Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.04, 2.05, 2.06, 2.16, or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) in whole upon the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) in part at any time at which the amount of Cash Collateral exceeds the amount required to be provided as Cash Collateral to eliminate such excess; provided, however, any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents.

Section 2.16.                          Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)
Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01 and in the definition of "Required Lenders" and "Required Revolving Lenders."

(ii)
Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)
    Certain Fees.  (A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)
Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15

(C)
With respect to any fee payable under Section 2.09(a) or (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such De-faulting Lender with respect to such Defaulting Lender's participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer's or Swing Line Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)
Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender's participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)
Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders' Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers' Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)    Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

ARTICLE 3
Taxes, Yield Protection and Illegality
Section 3.01.                          Taxes.  (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Taxes from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)
If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)
If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to  such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)
Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by the applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)
any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI; .
(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iii)
Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)    Survival.  Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02.      Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or Yen), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Yen in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid  such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03.     Inability to Determine Rates.  (a) If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) deposits (whether in Dollars or Yen) are not being offered to banks in the London interbank market for such currency the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or Yen) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, "Impacted Loans"), or (b) the Administrative Agent or the Required Lenders reasonably determine that for any reason  the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(c)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of the first sentence of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

Section 3.04.    Increased Costs; Reserves on Eurocurrency Rate Loans.  (a) Increased Costs Generally.  If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)
impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduced amount received or receivable.
(b)    Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

(c)    Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall (i) be conclusive absent manifest and (ii) certify that the claim for compensation referred to therein is generally consistent with such Lender's or L/C Issuer's treatment of other borrowers of such Lender or L/C Issuer in the U.S. leveraged loan market with respect to similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.04, but such Lender or L/C Issuer, as the case may be, shall not be required to disclose any confidential or proprietary information therein.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Reserves on Eurocurrency Rate Loans.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 3.05.    Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower;

(c)    any failure by the Borrower to make payment of any Yen Term Loan on its scheduled due date or any payment thereof in a different currency; or

(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13.

Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Eurocurrency Rate Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Rate Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market, and shall (x) exclude any losses of anticipated profits and (y) include any foreign exchange losses.  A certificate of any Lender delivered to the Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.
Section 3.06.   Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender or the L/C Issuer requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

Section 3.07.     Survival.  All of the Loan Parties' obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

           ARTICLE 4
Conditions Precedent to Credit Extensions
Section 4.01.   Conditions to the Effective Date.  The effectiveness of this Agreement on the Effective Date is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent's receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date):

(i)	executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)	a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)
certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),

(iv)	a Perfection Certificate, in substantially the form of Exhibit I, duly executed by each of the Loan Parties,
(v)
such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi)
such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in such Loan Party's jurisdiction of organization or formation, as applicable;

(vii)
the Intercompany Note, executed and delivered by the Borrower and each Subsidiary, together with undated instruments of transfer with respect thereto endorsed in blank; provided that the Subsidiaries listed on Schedule 4.01 hereto shall not be required to execute the Intercompany Note as a condition to the occurrence of the Effective Date;

(viii)
a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) (other than with respect to (1) the representation set forth in Section 5.18 and (2) the representations set forth in any Loan Document dated the Closing Date) and (b) have been satisfied (as if a Credit Extension were being made on the Effective Date) and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)
the historical financial statements referred to in Sections 5.05(a) and 5.05(b), which historical financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent;

(x)
a certificate attesting to the Solvency of the Borrower and its Subsidiaries, taken as a whole, giving effect to the Transactions (as defined in the Solvency Certificate) and the Borrowings hereunder as if they occurred on the Effective Date, from the Borrower's chief financial officer, substantially in the form of Exhibit N; and

(xi)
a certificate signed by the chief financial officer of the Borrower attaching thereto a duly executed Compliance Certificate demonstrating (on a Pro Forma Basis after giving effect to the incurrence of Indebtedness under the Facilities, the Refinancing and the other transactions to occur on the Closing Date) compliance with the financial covenants in Section 7.11 as of the last day of the most recently completed Measurement Period.

(b)    Investigation.  The Administrative Agent and the Lenders shall be reasonably satisfied with the results of, phases I and III of the investigation by the Borrower's audit committee of the Borrower's operations and practices in China, and the Lenders shall be reasonably satisfied with the status and results as of the Effective Date of (x) the Borrower's internal investigation, (y) any actual or threatened investigation by a non-U.S. Governmental Authority of the Borrower's operations and practices in China that is determined by any Lender to be material and (z) any actual or threatened investigation by a U.S. Governmental Authority of the Borrower's operations and practices in China.

(c)    USA Patriot Act. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent and Lenders that are required by regulatory authorities under applicable "know-your-customer" rules and regulations, including the USA Patriot Act, to the extent the Borrower shall have received written requests therefor at least two (2) Business Days prior to the Effective Date.

(d)    The Effective Date shall have occurred on or before December 15, 2014.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02.    Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than (x) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or (y) in connection with any request for Incremental Commitments (which shall be governed by Section 2.15)) is subject to the following conditions precedent:

(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    In the case of a Credit Extension to be denominated in Yen, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Credit Extension to be denominated in Yen.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
Section 4.03.  Conditions to the Closing Date.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent's receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date:

(i)
a pledge agreement, in substantially the form of Exhibit G (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the "Pledge Agreement"), duly executed by each Loan Party, together with:

(A)	certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank,
(B)
proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement,

(C)
evidence that all other actions, recordings and filings that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement have been taken;

(ii)
evidence of (A) the substantial simultaneous repayment, defeasance or call for redemption (together with concurrent discharge thereof), as applicable, of (i) the Existing Credit Agreements, (ii) the Borrower's 6.190% notes due July 5, 2016, (iii) the Borrower's 6.140% notes due January 20, 2017, (iv) the Borrower's 2.590% notes due September 28, 2017, (v) the Borrower's 3.275% notes due January 20, 2017 and (vi) the Borrower's 1.676% notes due May 25, 2022  (clauses (ii) through (vi), collectively, the "Existing Notes"), and (B) to the extent applicable, the termination of any commitments under any Indebtedness pursuant to clause (A), the release of any guarantees of such Indebtedness and, to the extent applicable, in each case, the discharge of all Liens and security interests securing such Indebtedness (including receipt of payoff letters, UCC-3 termination statements and other applicable terminations) (collectively, the "Refinancing"); and

(iii)
(A) a favorable opinion of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties and (B) a favorable opinion of D. Matthew Dorny, Utah counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender, reasonably satisfactory to the Lenders.

(b)    Fees and Expenses.  All fees required to be paid to the Administrative Agent, the Arrangers and the Lenders shall have been paid, and all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced a reasonable period of time prior to the Closing Date, shall have been paid, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(c)    The Closing Date shall have occurred within one Business Day following the Effective Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.03, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.
ARTICLE 5
Representations and Warranties
The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:
Section 5.01.    Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, to the extent the concept is applicable in such jurisdiction, in good standing  or other comparable status under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing (to the extent the concept is applicable in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in this Section 5.01 (other than clause (a), with respect to the Borrower and clause (b)(ii), with respect to any Loan Party), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.     Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) except as could not reasonably be expected to have a Material Adverse Effect, conflict with or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law in any material respects.

Section 5.03.   Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof), except for (i) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

Section 5.04.   Binding Effect.  Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally at law or by equitable principles, regardless of whether considered in a proceeding in equity or at law.

Section 5.05.   Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders' equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)    The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2014 and June 30, 2014 and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on such dates (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders' equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)    Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06.   Litigation.   Except as described on Schedule 5.06, (a) There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, and (b) there have been no developments in any existing actions, suits, proceedings, investigations, claims or disputes, in each case at law, in equity, in arbitration or before any Governmental Authority by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, in each case that (x) purport to effect or pertain to this Agreement or any other Loan Document, or (y) could reasonably be expected to have a Material Adverse Effect.

Section 5.07.   No Default.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.   Ownership of Property; Liens; Investments.  (a) Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 5.09.   Environmental Compliance.  (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility under or relating to any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    (i) None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and to the knowledge of the Loan Parties never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been Released on, at, under or from any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, in the case of each of clauses (i) through (iv), in a manner, form or amount which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    (i) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result in a Material Adverse Effect.

(d)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties and their respective Subsidiaries: (i) are, and at all prior times have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and at all prior times have been, in compliance with all of their Environmental Permits.

Section 5.10.   Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance which the Borrower believes is reasonable and prudent in light of the size and nature of its business), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11.   Taxes.  The Borrower and each of its Subsidiaries have timely filed all federal, state and other material Tax returns and reports required to be filed, and, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, have timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.12.  ERISA Compliance.  (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Plan and each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be  qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan or Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    In each case except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    Neither the Borrower or any ERISA Affiliate contributes to, or has any unsatisfied obligation to contribute to, or liability under, any terminated Pension Plan other than, on the Effective Date, those listed on Schedule 5.12(d) hereto.

(e)    With respect to each scheme or arrangement mandated by a government other than the United States (a "Foreign Government Scheme or Arrangement") and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a "Foreign Plan"):

(i)
any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)
except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)
each Foreign Plan required to be registered has been registered and has been maintained in good standing (to the extent the concept is applicable in such jurisdiction) with applicable regulatory authorities.

Section 5.13.    Subsidiaries; Equity Interests; Loan Parties.  As of the Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the percentages specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and other Liens permitted under the Loan Documents.  Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Effective Date (as to each Loan Party) the jurisdiction of its incorporation.

Section 5.14.     Margin Regulations; Investment Company Act.  (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

Section 5.15.      Disclosure.  As of the Effective Date, (a) the written information which has been made available by the Borrower or any of its representatives to the Lenders in connection with the Transactions (other than financial estimates, projections, forecasts, and other projections and forward looking information concerning the Borrower and its subsidiaries ("Projections") and information of a general market or industry specific nature) and including and when taken together with all other information contained in the public filings of the Borrower and reports filed by the Borrower with or furnished to the SEC on or prior to the Effective Date, when taken as a whole, is complete and correct in all material respects and does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading, and (b) any Projections which have been made available by the Borrower or any of its representatives to the Lenders in connection with the Transactions are based on assumptions and estimates developed by management of the Company in good faith and management believes such assumption and estimates to be reasonable as of the Effective Date (it being understood and acknowledged that (i) such Projections are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, (iii) no assurance can be given that such Projections will be realized, and (iv) actual results may differ and such differences be material).

Section 5.16.     Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17.     Intellectual Property; Licenses, Etc.  Except to the extent as either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person and (c) no claim or litigation regarding any of the foregoing IP Rights is pending or, to the knowledge of the Borrower, threatened.

Section 5.18.     Solvency.  As of the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.19.   Use of Proceeds.  The proceeds of the Credit Extensions shall be used for a purpose permitted by Section 6.11.

Section 5.20.   Sanctions.  (a) None of the Borrower,  any of its Subsidiaries, or any director or officer thereof, nor, to the knowledge of the Borrower, any employee of the Borrower or any of its Subsidiaries or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is  a Sanctioned Person.  The Borrower and its Subsidiaries are in compliance with all applicable Sanctions in all material respects.

(b)    The Borrower will not, except as permitted or authorized by OFAC, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding any activities of or business with any Sanctioned Person, or in any country that, at the time of such funding, is itself the target of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

Section 5.21.    Anti-Corruption Laws.

(a)    The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees, agents and other Persons acting on behalf of the Borrower or any of its Subsidiaries, are in compliance with all applicable anti-corruption laws, except to the extent that the failure to so comply would not, in the aggregate have a material and adverse effect on the business of the Borrower and its subsidiaries, taken as a whole. The Borrower and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with all applicable anti-corruption laws.

(b)    No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption law.

Section 5.22.    Money Laundering and Counter-Terrorist Financing Laws.  The Borrower and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act, as amended by Title III of the Patriot Act, to the extent applicable, and all other applicable anti-money laundering and counter-terrorist financing laws and regulations.

Section 5.23.  Valid Liens.  Each Collateral Document will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, and (i) when financing statements in appropriate form are filed in the offices required by applicable Law and (ii) upon the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession (which possession shall be given to the Administrative Agent to the extent possession by the Administrative Agent is required by the Loan Documents), the Liens created by the Collateral Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing or possession (to the extent possession is required by the Loan Documents), as the case may be, in each case prior to all Liens, and subject to no Liens, in each case other than Permitted Liens.

Section 5.24.   Senior Debt.  The Loan Document Obligations constitute "Senior Debt" or "Designated Senior Debt" (or any comparable term) under the documentation governing any Junior Financing that is subordinated in right of payment to the Loan Document Obligations.

ARTICLE 6
Affirmative Covenants

Until the Payment in Full of the Loan Document Obligations, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.10) cause each Subsidiary to:
Section 6.01.   Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)    promptly after the same is required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, and in any case within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)    promptly after the same is required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, and in any case within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower of consolidated balance sheets and statements of income or operations of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
Section 6.02.   Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) (commencing with the delivery of the financial statements for the first fiscal year ending of the Closing Date), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth in Section 7.11 or, if any such Default shall exist, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the first fiscal quarter ending of the Closing Date), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)    [reserved];

(e)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency or other Governmental Authority in any applicable non-U.S. jurisdiction) concerning any investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)    not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto in respect of Indebtedness or any other event relating to such Indebtedness, in each case, that could reasonably be expected to have a Material Adverse Effect; and

(g)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are made publicly available by the SEC; provided that the Borrower shall notify the Administrative Agent, which shall notify each Lender, (by facsimile or electronic mail) of the posting of any such documents by or on behalf of the Borrower or the SEC and, upon request of the Administrative Agent or any Lender, provide to the Administrative Agent or such Lender by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC".
Section 6.03.     Notices.  Promptly, and in any event within five Business Days after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent (which shall deliver such notices to each Lender):

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)    of the (i) receipt of Net Cash Proceeds from any Disposition or Recovery Event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(i) and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 6.04.   Payment of Taxes.  (a) Pay and discharge as the same shall become due and payable, all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (except where that the failure to do so could not reasonably be expected to have a Material Adverse Effect), unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) timely file all tax returns required to be filed (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect).

Section 6.05.    Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (to the extent such concept is applicable to it) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 (except, other than with respect to the Borrower, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect); provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06.    Maintenance of Properties.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty losses and Recovery Events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof.

Section 6.07.    Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance which the Borrower believes is reasonable and prudent in light of the size and nature of its business) as are customarily carried under similar circumstances by such other Persons.

Section 6.08.    Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09.    Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

Section 6.10.     Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent (and Lenders acting in conjunction with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; (ii) excluding any such visits and inspections during the continuance of an Event of Default, the Borrower will only be responsible for the costs and expenses of the Administrative Agent for one such visit and inspections in any fiscal year of the Borrower and shall not be responsible for the costs and expenses of independent visits and inspections of Lenders; (iii) no such discussion with any such independent accountants shall be permitted unless the Borrower shall have received reasonable notice thereof and a reasonable opportunity to participate therein.  Notwithstanding anything to the contrary in this Section, none of the Borrower or any Subsidiary will be required to permit representatives and independent contractors of the Administrative Agent or any Lenders acting in conjunction with the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding third party agreement or (iii) that is subject to attorney-client privilege or constitutes attorney work product; provided that, in the event that the Borrower does not permit visitation, inspection or examination or otherwise disclose information in reliance on this sentence, the Borrower shall provide notice to the Administrative Agent that such visitation, inspection or examination is not being permitted and/or such information is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of attorney-client privilege.

Section 6.11.   Use of Proceeds.  Use the proceeds of the Credit Extensions (i) for working capital, capital expenditures, and other lawful corporate purposes, including (without limitation) investments, acquisitions, stock repurchases and dividends not prohibited by the Loan Documents and (ii) to consummate the Refinancing

Section 6.12.    Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) by any Loan Party, then the Borrower shall, at the Borrower's expense:

(i)
within 30 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement guaranteeing the other Loan Parties' obligations under the Loan Documents on terms consistent with Article 10 hereof, with such changes thereto as may be reasonably acceptable to the Administrative Agent,

(ii)
within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Pledge Agreement Supplements and take all other actions required to be taken by a grantor pursuant to the Pledge Agreement (including delivery of all certificates, if any, representing the Equity Interests in and of such Subsidiary), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all Collateral of such Subsidiary or such parent,

(iii)
within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) Liens on the properties purported to be subject to the Pledge Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv)
within 30 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above,

(b)    At any time upon reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Pledge Agreement Supplements and other security and pledge agreements, and

(c)    With respect to any Indebtedness owed by a Subsidiary that is not a Loan Party to a Loan Party, including any loan or advance or any intercompany receivable, having a term in excess of, or that is outstanding for more than, 364 days, take all actions required to ensure that such Indebtedness or intercompany receivable is evidenced by the Intercompany Note and pledged to the Administrative Agent pursuant to the Pledge Agreement for the benefit of the Secured Parties.

Section 6.13.    Further Assurances.  Promptly upon request by the Administrative Agent, (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) execute, acknowledge, deliver, file and re-file any and all such further certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Laws, subject any Loan Party's Collateral to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.14.   Information Regarding Collateral.  Not effect any change (i) in any Loan Party's legal name, (ii) in the location of any Loan Party's chief executive office, (iii) in any Loan Party's identity or organizational structure, (iv) in any Loan Party's Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party's jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 10 days' prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

Section 6.15.   Anti-Corruption Laws and Sanctions.  Conduct its businesses in compliance with applicable anti-corruption laws and Sanctions and maintain policies and procedures designed to promote and achieve compliance with all applicable anti-corruption laws and Sanctions, except to the extent that the failure to so comply or maintain would not, in the aggregate, have a material and adverse effect on the business of the Borrower and its subsidiaries, taken as a whole.

Section 6.16.    Intercompany Note.  In the case of the Subsidiaries listed on Schedule 4.01, execute and deliver the Intercompany Note to the Administrative Agent no later than ten Business Days after the Closing Date (or such later date as the Administrative Agent may agree, acting in its sole discretion), it being understood that any requirement under the Loan Documents that any obligations owed to or by such Subsidiaries shall be evidenced by or subordinated pursuant to the Intercompany Note shall not apply until such date.

ARTICLE 7
Negative Covenants

Until the Payment in Full of the Loan Document Obligations, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
Section 7.01.    Liens.  Create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, replacements, refinancings or extensions thereof, provided that (i) the property covered thereby is not changed, other than after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof, (ii) in the case of any Lien securing obligations constituting Indebtedness, the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), and (iii) in the case of any Lien securing obligations constituting Indebtedness, any renewal, replacement, refinancing or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)    Liens for taxes, assessments or other governmental charges not yet due or Liens for taxes, assessments or other governmental charges which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    deposits and other Liens (i) in the ordinary course of business in connection with workers' compensation, Environmental Laws or similar legislation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, (ii) to secure liabilities to insurance carriers under insurance or self-insurance arrangements in respect of obligations of the type set forth described in clause (i) above or (iii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(f)    deposits and other Liens (i) to secure the performance of bids, tenders, trade contracts, leases (other than Capitalized Leases), statutory obligations (including deposits and other Liens in respect of direct selling licenses or to satisfy similar regulatory requirements), surety, stay, customs and appeal bonds, performance and return-of-money bonds, government contracts, trade contracts (other than for Indebtedness) and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(g)    easements, rights-of-way, licenses, restrictions (including zoning restrictions or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property), minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected real property of the Borrower and its Subsidiaries, when taken as a whole, or interfere in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)    Liens securing Indebtedness permitted under Section 7.02(i); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and, if such Liens secures Indebtedness, the applicable Indebtedness secured by such Lien is permitted under Section 7.02(p);

(k)    Liens on accounts receivable sold in the ordinary course of business in accordance with Section 7.05(f) arising in connection with the sale of such accounts receivable; provided that any such Liens extend solely to the accounts receivable so sold and do not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(l)    any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary as lessee, sublessee, sublessor, licensor or sublicensor in the ordinary course of business (other than licenses or sublicenses of IP Rights, which are covered in Section 7.01(p));

(m)  Liens that are contractual rights of set-off; (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the incurrence of indebtedness, (ii) relating to pooled deposit, sweep accounts, reserve counts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business.

(n)    Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law or pursuant to terms and conditions generally imposed by such banking institution on its customers encumbering deposits (including the right of set-off) and which are (x) within the general parameters customary in the banking industry and (y) not incurred in connection with the incurrence of indebtedness for borrowed money;

(o)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.02(h) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(p)    non-exclusive licenses, sublicenses or cross-licenses of IP Rights granted by the Borrower or its Subsidiaries in the ordinary course of business, to the extent that grant of such license does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(s)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(t)    Liens securing Indebtedness or other obligations of the Borrower or a Subsidiary in favor of any Loan Party and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party;

(u)    Liens arising from precautionary Uniform Commercial Code financing statements or similar filings or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(v)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(w)        leases, subleases, licenses and sublicenses (not constituting Capitalized Leases) granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole (other than licenses or sublicenses of IP Rights, which are covered in Section 7.01(p));

(x)    Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness, if such satisfaction or discharge is permitted hereunder;

(y)    ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(z)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers' acceptance issued or created for the account of the Borrower or any Subsidiary; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit;

(aa)   Liens on any property consisting of agreements to Dispose of such property in a transaction permitted by Section 7.05 (other than Section 7.05(e));

(bb)   in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders' or similar agreement;

(cc)   Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 7.02(s); and

(dd)   other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

Section 7.02.     Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person to hedge or mitigate interest or foreign exchange risks to which the Borrower or any Subsidiary has actual exposure;

(b)    Indebtedness of the Borrower or a Subsidiary of the Borrower owed to the Borrower or a Subsidiary of the Borrower; provided that (i) any such Indebtedness owing by any Loan Party to any Subsidiary that is not a Loan Party shall be unsecured, evidenced by the Intercompany Note and subordinated in right of payment to the Obligations and (ii) any Indebtedness owing by a Subsidiary that is not a Loan Party to any Loan Party shall be otherwise permitted under the provisions of Section 7.03 (other than 7.03(m)) and shall be evidenced by the Intercompany Note and pledged to the Administrative Agent pursuant to the Pledge Agreement for the benefit of the Secured Parties;

(c)    Indebtedness under the Loan Documents;

(d)    (x) Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (y) Indebtedness under the Existing Notes and the Existing Credit Agreement, provided that such Indebtedness under the Existing Notes and the Existing Credit Agreement shall be repaid in full on the Closing Date in accordance with section 4.03(a)(ii);

(e)    Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided that, notwithstanding anything to the contrary in this Section 7.02, (i) the Loan Parties shall not Guarantee the Indebtedness of any Subsidiary that is not a Loan Party unless such Guarantee is permitted under Section 7.03 (other than 7.03(m)) and (ii) any Guarantees by any Loan Party under this paragraph (e) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Loan Document Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness;

(f)    Obligations under any Cash Management Agreement and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees' credit or purchase cards, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(g)    Indebtedness of the Borrower and the Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees, banker's acceptances, warehouse receipts or similar instruments for the benefit of) any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case, provided in the ordinary course of business;

(h)    Indebtedness of the Borrower and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Subsidiaries, in each case, incurred in the ordinary course of business and not in connection with the borrowing of money;

(i)    (x) Indebtedness (including Capital Lease Obligations) of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement, expansion or improvement of any fixed or capital assets; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement, expansion or improvement and the principal amount of such Indebtedness does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition or (B) assumed in connection with the acquisition of any fixed or capital assets, and (y) any Permitted Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness incurred pursuant to this clause (i) at any one time outstanding shall not exceed $25,000,000;

(j)    Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price (including earn outs) or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets or Equity Interests or the making of Investments, other than Guarantees of Indebtedness incurred in connection with the acquisition of all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(k)    Indebtedness consisting of the financing of insurance premiums and obligations of the Borrower or any Subsidiary to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(l)    to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest and capitalized interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 7.02;

(m)   (i) Indebtedness representing deferred compensation or stock based or similar compensation to employees, consultants or independent contractors of the Borrower and its Subsidiaries incurred in the ordinary course of business; (ii) Indebtedness consisting of obligations of the Borrower or its Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with any Investment permitted under Section 7.03 (other than 7.03(m)) and (iii) unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, managers, consultants, directors and employees (or their spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower, in each case to the extent permitted by Section 7.06(k);

(n)    Guarantees incurred in the ordinary course of business in respect of obligations (not constituting Indebtedness) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(o)    unsecured Indebtedness in respect of (A) obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by third party suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (B) intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money, which obligations are due within, and are not outstanding longer than, one year after the incurrence thereof;

(p)    Indebtedness of any Person that becomes a Loan Party after the date hereof in accordance with the terms of Section 7.03(k) which Indebtedness is existing at the time such Person becomes a Loan Party (other than Indebtedness incurred solely in contemplation of such Person's becoming a Loan Party);

(q)    (A) other unsecured Indebtedness; provided that (i) the Borrower shall be in compliance, on a Pro Forma Basis, with a Consolidated Leverage Ratio of 2.00:1.00 for the Measurement Period most recently ended on or prior to the date of such incurrence, (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (iii) the final maturity date of any such Indebtedness shall be no earlier than the Latest Maturity Date, (iv) the Weighted Average Life to Maturity of any such Indebtedness shall be equal to or greater than the Weighted Average Life to Maturity of the Term Loans, (v) any other terms of such Indebtedness shall be no more favorable to the holders of such Indebtedness than the terms applicable to the Facilities (except as to interest rates and fees) and (vi) the amount of Indebtedness owed by Subsidiaries that are not Loan Parties under this Section 7.02(q), together with all Indebtedness owed by non-Loan Parties under Section 7.02(s) and Section 7.02(d), shall not exceed the greater of (x) $125,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Measurement Period; and (B) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r)    [reserved];

(s)    Indebtedness in an aggregate principal amount not to exceed $150,000,000 at any time outstanding; provided that the amount of Indebtedness owed by Subsidiaries that are not Loan Parties under this Section 7.02(s), together with all Indebtedness owed by non-Loan Parties under Section 7.02(q) and Section 7.02(d), shall not exceed the greater of (x) $125,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Measurement Period;

(t)    Indebtedness of the Borrower or any Subsidiary in the form of indemnifications, purchase price adjustments, earn-outs, or deferred payments incurred in connection with any Investment permitted by Section 7.03 (other than Section 7.03(m)) and not constituting debt for borrowed money; and

(u)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above.
Section 7.03.    Investments.  Make or hold any Investments, except:

(a)    Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents at the time such Investments are made;

(b)    (A) loans and advances to officers, directors, employees, independent contractors and consultants of the Borrower or any of its Subsidiaries; provided that after giving effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 7.03(b)(A) shall not exceed $10,000,000 (calculated without regard to write-downs or write-offs thereof) and (B) payroll, travel, business entertainment and similar advances to officers, directors, employees, independent contractors and consultants of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(c)    (i) Investments in the Borrower or any other Loan Party, (ii) Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, (iii) so long as no Event of Default has occurred and is continuing or would result from such Investment, Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof, together with the total consideration paid pursuant to Section 7.03(k)(iii), not to exceed the greater of (x) $100,000,000 and (y) 6.5% of consolidated total assets of the Borrower as of the last day of the most recently ended Measurement Period and (iv) Investments in the form of intercompany receivables owed by a Subsidiary of the Borrower organized under the laws of Venezuela to the Borrower or other Loan Parties in an aggregate amount outstanding (without giving effect to writedowns or writeoffs) not to exceed (for the avoidance of doubt, in addition to any Investments permitted by Section 7.03(i)) $30,000,000; provided that any such Investment pursuant to clauses (iii) or (iv) constituting a loan or advance, or any intercompany receivable, shall be evidenced by the Intercompany Note and (x) if owing by a Subsidiary that is not Loan Party to a Loan Party, pledged to the Administrative Agent pursuant to the Pledge Agreement for the benefit of the Secured Parties and (y) if owing by a Loan Party to a Subsidiary that is not Loan Party, subordinated in right of payment to the Obligations;

(d)    Investments (excluding Investments by the Borrower or any Subsidiary in any other Subsidiary which are not due within, or are outstanding longer than, one year after the making thereof) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)    Guarantees of obligations (other than Indebtedness) of the Borrower and its Subsidiaries not prohibited hereunder and incurred in the ordinary course of business;

(f)    Swap Contracts permitted pursuant to Section 7.02(a);

(g)    Investments resulting from pledges and deposits referred to in Sections 7.01(e), (f), (m), (n) and (r);

(h)    Investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or (ii) upon foreclosure (or transfer of title in lieu of foreclosure) with respect to any secured Investment in a Person other than the Borrower or a Subsidiary and that, in each case, was made without contemplation of such foreclosure (or transfer of title in lieu of foreclosure);

(i)    Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.03 and (ii) any modification, renewal or extension thereof, so long as the aggregate amount of all Investments pursuant to clause (i) of this Section 7.03(i) is not increased at any time above the amount of such Investments under clause (i) existing on the Closing Date, except pursuant to the terms of any such Investment under clause (i) existing as of the Closing Date and set forth on Schedule 7.03 or as otherwise permitted by this Section 7.03 and the terms of any Investment are not otherwise modified from the terms that are in effect on the Closing Date in a manner that is materially adverse to the Lenders;

(j)    Investments of a Subsidiary acquired after the Effective Date or of a Person merged into or consolidated with a Subsidiary in accordance with Section 7.04 after the Effective Date to the extent that (i) such acquisition, merger or consolidation is otherwise permitted under this Section 7.03, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(k)    the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of any Person or the purchase of Equity Interests of any Person that, upon the consummation thereof, will be a Subsidiary of the Borrower (including as a result of a merger or consolidation) (each of the foregoing, a "Permitted Acquisition"); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(k):

(i)	any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;
(ii)	after giving effect to such purchase or acquisition, the Borrower shall be in compliance with Section 7.07;
(iii)
the total consideration paid by or on behalf of Loan Parties for all purchases or other acquisitions pursuant to this Section 7.03(k) attributable to acquisitions of Persons that do not become Guarantors, together with all Investments in non-Loan Parties made pursuant to Section 7.03(c)(iii), shall not exceed the greater of (x) $100,000,000 and (y) 6.5% of consolidated total assets of the Borrower as of the last day of the most recently ended Measurement Period;

(iv)
(A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower shall be in compliance, on a Pro Forma Basis, with a Consolidated Leverage Ratio of 2.00:1.00 for the Measurement Period most recently ended on or prior to the date of such incurrence;

(v)
the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, in a form reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.03(k) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (or, in the case of the requirements of clause (i), will, to the extent applicable, be satisfied within the time periods specified for such satisfaction in Section 6.12); and

(vi)	in the case of an acquisition, such acquisition is not opposed by the Board of Directors of the relevant selling Person or the Person whose Equity Interests are being acquired, as applicable.
(l)    Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices and loans;

(m)        Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments and debt payments permitted under Section 7.02 (other than Section 7.02(b)(ii), 7.02(e)(i) and 7.02(m)(ii)), Section 7.04 (other than Section 7.04(b)(iii)), Section 7.05 (other than Section 7.05(e) and Section 7.05(j)), Section 7.06 (other than Section 7.06(e)) and Section 7.15;

(n)    Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03; provided that, with respect to each Investment made pursuant to this Section 7.03(n), (i) immediately before and immediately after giving pro forma effect to any such Investment, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such Investment, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a Consolidated Leverage Ratio of 2.00:1.00;

(o)    contributions of the Equity Interests of one or more "first-tier" Foreign Subsidiaries to a newly-created "first-tier" Foreign Subsidiary in connection with bona fide tax planning;

(p)    so long as no Event of Default has occurred and is continuing or would result from such Investment, Investments by the Borrower and its Subsidiaries (in the case of Investments in any Subsidiary that is not a Loan Party, subject to such Investment being evidenced by the Intercompany Note and pledged to the Administrative Agent pursuant to the Pledge Agreement) in an aggregate amount not to exceed $50,000,000 minus (i) the amount of all Restricted Payments made pursuant to Section 7.06(i) minus (ii) the amount of all prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financings by the Borrower and its Subsidiaries made pursuant to Section 7.15(c);

(q)    Investments to the extent that the consideration for such Investments is made solely with the Equity Interests of the Borrower; and

(r)    Investments made as a result of the receipt of noncash consideration from a Disposition of any asset in compliance with the Loan Documents.

Section 7.04.    Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)    any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary that is not a Loan Party (except in connection with an Investment permitted under Section 7.03 (other than 7.03(m)), a Loan Party shall be the continuing or surviving Person;

(b)    any Loan Party (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (i) the Borrower, (ii) another Loan Party or (iii) any Subsidiary that is not a Loan Party in connection with an Investment permitted under Section 7.03 (other than 7.03(m));

(c)    any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) a Loan Party;
(d)    in the case of any Subsidiary of the Borrower, pursuant to a transaction otherwise permitted by Section 7.05 (other than Section 7.05(e));

(e)    any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or liquidated into any other Person other than the Borrower in order to effect an Investment permitted by Section 7.03(k); provided that if such merger, amalgamation, consolidated or liquidation involves a Loan Party, the continuing or surviving entity shall be a Loan Party; and

(f)    any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

Section 7.05.    Dispositions.  Make any Disposition, except:

(a)    Dispositions of obsolete, worn-out, used or surplus assets to the extent such assets are no longer used or useful or necessary for the operation of the Borrower's and the Subsidiaries' business, in each case in the ordinary course of business;

(b)    Dispositions of inventory in the ordinary course of business;

(c)    Dispositions of cash and Cash Equivalents in the ordinary course of business;

(d)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(e)    Dispositions that otherwise constitute Liens permitted by Section 7.01, Investments permitted by Section 7.03 (other than Section 7.03(m)), fundamental changes permitted by Section 7.04 (other than Section 7.04(d)) or Restricted Payments permitted by Section 7.06;

(f)    the sale or discount without recourse of receivables arising in the ordinary course of business in connection with the compromise or collection thereof, and not as part of a receivables purchase, securitization or financing facility;

(g)    the abandonment or other disposition of IP Rights (including any registrations or applications of or for IP Rights) determined by the management of the Borrower in good faith to be no longer used, useful or necessary in the operation of the business of the Borrower or any of its Subsidiaries;

(h)    the lease, assignment, sublease, license or sublicense of any real or personal property (except IP Rights) in the ordinary course of business, in each case that do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(i)    transfers of property subject to Recovery Events upon receipt of the Net Cash Proceeds of such Recovery Event;

(j)    Dispositions of property to the Borrower or any of its Subsidiaries; provided that any such Disposition involving a Subsidiary that is not a Loan Party, (i) to the extent such Disposition constitutes an Investment (including because such Disposition is made by a Loan Party to a non-Loan Party at less than fair market value), shall be made in compliance with Section 7.03 and (ii) otherwise, shall be made in compliance with Section 7.08; and

(k)    Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) no Default or Event of Default shall exist, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) in any fiscal year shall not exceed an amount equal to twenty five percent (25%) of the consolidated total assets of the Borrower and its Subsidiaries on the last day of the immediately preceding fiscal year; (iii) the Borrower or such Subsidiary shall receive not less than 75% of the consideration for such Disposition in the form of Cash Consideration; and (iv) the Borrower shall apply the proceeds of such Disposition in accordance with Section 2.05(b)(i);

provided, however, that any Disposition pursuant to Sections 7.05(c), (d), (j)(ii) and (k) shall be for fair market value.
Section 7.06.   Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)    each Subsidiary may make Restricted Payments to any Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)    any Loan Party may make Restricted Payments to, or issue or sell any Equity Interests to, or accept any capital contribution from, any other Loan Party;

(e)    any Person may make Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Acquisition or similar Investment permitted by Section 7.03 (other than 7.03(m)) pursuant to appraisal or dissenters' rights with respect to shares of such Subsidiary held by such shareholders;

(f)    any Person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants;

(g)    the Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted under this Section 7.06; provided that, with respect to each Restricted Payment made pursuant to this Section 7.06(g), (i) immediately before and immediately after giving pro forma effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such Restricted Payment, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a Consolidated Leverage Ratio of 2.00:1.00;

(h)    the Borrower and each Subsidiary may make Restricted Payments with the proceeds received from the substantially concurrent issue of new common Equity Interest;

(i)    the Borrower and each Subsidiary may make additional Restricted Payments in an aggregate amount not to exceed $50,000,000 minus (i) the amount of all Investments made pursuant to Section 7.03(p) minus (ii) the amount of all prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financings by the Borrower and its Subsidiaries made pursuant to Section 7.15(c);

(j)    the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(k)    so long as no Default or Event of Default has occurred, is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (including through the issuance of promissory notes by the Borrower or any other Loan Party) its Equity Interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders' agreement; provided that the aggregate amount of all cash and Cash Equivalents paid in respect of all such Equity Interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (w) $10,000,000 plus (x) all Net Cash Proceeds obtained by the Borrower during such calendar year from the sale of such Equity Interests to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (y) all Net Cash Proceeds obtained from any key-man life insurance policies received during such calendar year; and

(l)    the Borrower may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options and the vesting of restricted stock and may redeem, acquire, retire or repurchase (including through deemed repurchases) its Equity Interests from such Persons; provided that all payments made under this clause (l) shall not exceed $25,000,000 in any fiscal year.

Section 7.07.  Change in Nature of Business.  Fundamentally and substantively alter the character of the business conducted by the Borrower and its Subsidiaries, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Effective Date and other business activities reasonably related or incidental thereto.

Section 7.08.  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a)    transactions between or among the Loan Parties or between or among Subsidiaries that are not Loan Parties;

(b)    the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, any agreements set forth on Schedule 7.08 and any amendment thereto or replacement agreement which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any replacement agreement entered into after the Effective Date shall only be permitted by this clause (b) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or replacement agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;

(c)    employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and its Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower;

(d)    Restricted Payments permitted by, and complying with the provisions of, Section 7.06;

(e)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Subsidiaries;

(f)    the payment of fees and reasonable out-of-pocket costs to, and indemnities to, directors, managers, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business;

(g)    non-exclusive licenses, sublicenses and cross-licenses involving any IP Rights of the Borrower or any Subsidiary between the Borrower and its Subsidiaries in the ordinary course of business, and otherwise in compliance with the terms of this Agreement and on terms that are fair to the Borrower and its Subsidiaries;

(h)    transactions between or among the Borrower and a Subsidiary or among Subsidiaries and not involving any other Affiliate consisting of (i) transactions with a value of $5,000,000 or less (for all such Subsidiaries in the aggregate in each fiscal year of the Borrower), (ii) the licensing of Intellectual Property to any Subsidiary in the ordinary course of business; provided that any such license is on terms and conditions substantially as favorable to the licensor as those that would prevail at such time in comparable arm's length transactions with unrelated third parties, (iii) the transfer or other Disposition by a Loan Party to any Foreign Subsidiary that is not a Loan Party of any Equity Interests in a Foreign Subsidiary directly owned by such Loan Party in connection with a reorganization of the ownership structure of such Foreign Subsidiary, in each case, to the extent permitted under Section 7.03; provided that such Equity Interests, after giving effect to such transfer, are owned directly or indirectly through one or more Subsidiaries by a Foreign Subsidiary the Equity Interests of which have been pledged by a Loan Party in accordance with the Pledge Agreement (subject to the applicable limitations on the pledge of voting Equity Interests of such Foreign Subsidiary), (iv) any Investment in a Subsidiary to the extent permitted by Section 7.03 (it being understood that, if so provided in this Agreement, any such Investment shall be taken into account in computing compliance with any basket amounts or other limitations under this Agreement) and (v) intercompany transactions consisting of (A) provision of management services and other corporate overhead services, (B) provision of personnel to other locations within the Borrower's consolidated group on a temporary basis and (C) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (v), are subject to reasonable reimbursement or cost-sharing arrangements, which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is entered into in the ordinary course of business;

(i)    issuances by the Borrower of Equity Interests, and receipt by the Borrower of capital contributions;

(j)    loans and advances permitted under clause (b) of Section 7.03; and

(k)    payments by any Subsidiary to the Borrower (either directly or indirectly through such Subsidiary's parent entity or entities) made to permit Borrower to pay any Taxes imposed on it as the common parent of a group filing a consolidated, combined, unitary or affiliated tax return of Borrower and the Subsidiaries are members in such amounts as required by the Borrower to pay the tax liability in respect of such tax return to the extent such liability is directly attributable to the income of the Subsidiaries or the Borrower; provided that such payments by the Subsidiaries to the Borrower shall not exceed the amount owed to any Governmental Authority pursuant to such consolidated, combined, unitary, or affiliated tax return.

Section 7.09.     Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary that is not a Loan Party to pay dividends or make other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary, (ii) of any Subsidiary (other than any Excluded Subsidiary) to Guarantee the Loan Document Obligations or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on Equity Interests in Material Subsidiaries owned by such Person to secure the Loan Document Obligations, except, in each case:

(a)    any agreement in effect on the date hereof and set forth on Schedule 7.09;

(b)    restrictions imposed by applicable Law;

(c)    customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 7.05 applicable to the asset to be sold pending the consummation of such sale;

(d)    customary provisions contained in leases, subleases, licenses, sublicenses, cross licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such agreements;

(e)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Leases Obligations that impose restrictions on transferring the property so acquired;

(f)    customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale; provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder;

(g)    restrictions and conditions imposed by agreements relating to Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 7.02, provided that such restrictions and conditions apply only to such Subsidiaries;

(h)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)    restrictions and conditions imposed on any Subsidiary in existence at the time such Subsidiary became a Subsidiary (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions apply only to such Subsidiary and are not entered into in contemplation thereof; and

(j)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary, or assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated.

Section 7.10.   Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11.    Financial Covenants.  (a) Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00:1.00.
(b)    Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 2.25:1.00.

Section 7.12.  [Reserved].

Section 7.13.    Amendments of Organization Documents and Junior Financing.  (a) Amend any of its Organization Documents, in any manner that is materially adverse to the Lenders or (b) amend the terms of any Junior Financing, except to the extent such amendment, modification or change could not reasonably be expected to be adverse in any material respect to the Lenders or such amendment, modification or change could have been implemented as Permitted Refinancing Indebtedness.

Section 7.14.    Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, which would be materially adverse to the Lenders or (b) its fiscal year.

Section 7.15.    Prepayments, Etc. of Junior Financing.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Junior Financing, except:

(a)    the conversion of any such Indebtedness to Equity Interests;

(b)    any Refinancings of any such Indebtedness with Permitted Refinancing Indebtedness to the extent permitted by Section 7.02;

(c)    prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financings by the Borrower and its Subsidiaries for consideration in an aggregate amount not to exceed $50,000,000 minus (i) the amount of all Restricted Payments made pursuant to Section 7.06(i) minus (ii) the amount of all Investments made pursuant to Section 7.03(p);

(d)    prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financings by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.15; provided that, with respect to each prepayment,  redemption, purchase, defeasance or other satisfaction made pursuant to this Section 7.15(d), (i) immediately before and immediately after giving pro forma effect to any such Investment, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a Consolidated Leverage Ratio of 2.00:1.00; and

(e)    repayments or prepayments of intercompany subordinated Indebtedness in accordance with the provisions of the Intercompany Note.

                ARTICLE 8

Events of Default and Remedies
Section 8.01.   Events of Default.  Any of the following shall constitute an Event of Default:

(a)    Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (with respect to the legal existence of the Borrower only) or Section 6.16 or Article 7; or

(c)    Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for a period of 30 days after the earlier of (x) receipt of written notice thereof by the Administrative Agent to the Borrower or (y) knowledge thereof by a Responsible Officer of the Borrower.; or

(d)    Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)    Cross-Default.  Any Loan Party or any Subsidiary (i) fails to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Indebtedness, or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto and, in the case of this clause (ii), such failure shall continue beyond the period of grace, if any, provided in the agreement or instrument under which such Indebtedness was created, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e) shall not apply to (A) Indebtedness outstanding under any Swap Contract that becomes due pursuant to the occurrence of a termination event or equivalent event under the terms of such Swap Contract, in each case, other than as a result of the occurrence of a default or event of default under, or breach of the terms of, such Swap Contract or (B) any secured Indebtedness that becomes due as a result of the voluntary disposition of, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any of the assets securing such Indebtedness; provided further that it shall not constitute an Event of Default pursuant to this paragraph (e) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) then exceeds the Threshold Amount; or

(f)    Insolvency Proceedings, Etc.  Any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)    Attachment.  Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)    Judgments.  There is entered against any Loan Party or any Subsidiary thereof one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment or order, or (B) the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively satisfied , vacated, discharged, stayed or bonded pending appeal; or

(i)    ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, alone or taken together with any other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liability of the Borrower to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, in each such case such event or circumstance would be reasonably likely to result in a Material Adverse Effect; or

(j)    Invalidity of Loan Documents.  Any Guarantee or borrower obligation of the Borrower or any other Loan Party under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which a Subsidiary that is providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms;
(k)    Change of Control.  There occurs any Change of Control; or

(l)    Collateral Documents.  Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, individually or in the aggregate, a fair market value in excess of $5,000,000, with the priority required by the applicable Collateral Document, except as a result of (A) a disposition of the applicable Collateral in a transaction permitted under the Loan Documents or other release or termination of such Lien in accordance with the Loan Documents or (B) the Administrative Agent's failure to maintain possession of any stock certificate, stock power or other instrument delivered to it under the Collateral Agreement or to file or record any document delivered to it for filing or recording.

Section 8.02.     Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 8.03.   Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Loan Document Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Loan Document Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Document Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;
Fourth, to (x) payment of that portion of the Obligations constituting (i) unpaid principal of the Loans, (ii) L/C Borrowings and (iii) Cash Management/Hedge Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and (y) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Cash Management/Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a "Lender" party hereto.
ARTICLE 9

Administrative Agent
Section 9.01.    Appointment and Authority.  (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 11 (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.   Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.   Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06.  Resignation of Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)    Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 9.07.       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.09.     Administrative Agent May File Proofs of Claim; Credit Bidding.  (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09  and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Loan Document Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Loan Document Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Loan Document Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Loan Document Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Loan Document Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of  Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Loan Document Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Loan Document Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Loan Document Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Loan Document Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Loan Document Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Loan Document Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10.    Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent to, and the Administrative Agent shall,

(a)    release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment in Full, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes "Excluded Collateral" (as such term is defined in the Pledge Agreement), or (iv) if approved, authorized or ratified in writing in accordance with  Section 11.01; provided, however, that with respect to clause (ii), the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent, certifying that the transaction is permitted by this Agreement or any other Loan Document;

(b)    release any Guarantor from its obligations under the Guaranty (and to release any Lien on any property of such Guarantor granted to or held by the Administrative Agent under any Loan Document) if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted under the Loan Documents; provided, however, that the release of any Subsidiary Guarantor from its obligations under this Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (f) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 7.03 (as if such Person were then newly acquired) and such Investment is permitted hereunder at such time and (3) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2); provided, further, that the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent, certifying that the transaction is permitted by this Agreement or any other Loan Document;

(c)    subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 9.11.  Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management/Hedge Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

          ARTICLE 10

Continuing Guaranty

Section 10.01.      Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, jointly and severally, as a guaranty of payment and performance and not as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys' fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent's books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors, and conclusive for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty, and each of the Guarantors hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 10.02.    Rights of Lenders.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

Section 10.03.      Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor's obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor's liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 10.04.    Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

Section 10.05.    Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

Section 10.06.      Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Payment in Full of the Loan Document Obligations.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

Section 10.07.     Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor's performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

Section 10.08.     Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.

Section 10.09.     Condition of Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and no Guarantor is relying on the Secured Parties at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 10.10.       Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees the obligations of such Specified Loan Party with respect to such Swap Obligation.  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 10.11.     Limit of Liability.  Each Guarantor shall be liable under this Guaranty only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable Law.

         ARTICLE 11

Miscellaneous

Section 11.01.      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing and signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (such acknowledgment not to be unreasonably withheld or delayed), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the consent of any other Lender or party hereto to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days' prior written notice thereof and the Administrative Agent shall not have received, within five Business Days' of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided, further, that no amendment, waiver or consent pursuant to this  Section 11.01 shall:

(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment);

(b)    extend any scheduled maturity hereunder or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender adversely affected thereby (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or postponement under this clause);

(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the third proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)    change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(e)    change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Sections 2.05(b), 2.05(c) or 2.06(c), respectively, without the written consent of each Lender adversely affected thereby;

(f)    change (i) any provision of this Section 11.01 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender or (ii) the definition of "Required Revolving Lenders" without the written consent of each Lender under the Revolving Facility;

(g)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no such amendment, waiver or consent shall (x) solely affect the Lenders holding Loans of a particular Facility or tranche (the "Affected Tranche") or (y) adversely affect the Lender holding Loans of the Affected Tranche in a disproportionate manner relative to the Lenders holding Loans in any other tranche, in each case without the consent of Lenders holding more than 50% of the aggregate outstanding principal amount of all Loans (and unutilized Commitments, if any) of the Affected Tranche; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with ýSection 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
Section 11.02.   Notices; Effectiveness; Electronic Communications.  (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)
if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)
if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Loan Party).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, the L/C Issuer or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the receipt by the intended recipient or the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform.  THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE."  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party's or the Administrative Agent's transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.

(d)    Change of Address, Etc.  Each Loan Party, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to each Loan Party, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03.    No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 11.04.     Expenses; Indemnity; Damage Waiver.  (a) Costs and Expenses.  The Borrower shall pay (i) all reasonable costs and expenses incurred by the Administrative Agent and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of one single counsel in each applicable jurisdiction for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, administration, syndication and closing of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable costs and expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable costs and expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of one outside counsel for each applicable jurisdiction for the Administrative Agent, any Lender or the L/C Issuer (and, in the case of any actual or reasonably perceived conflict of interest, one additional legal counsel for the affected Persons in each applicable jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one outside counsel for each applicable jurisdiction for all similarly situated Indemnitees (and, in the case of any actual or reasonably perceived conflict of interest, one additional legal counsel for all similarly situated Indemnitees in each applicable jurisdiction)), that may be incurred by or asserted or awarded against any Indemnitee, in each case arising out of, by reason of or in connection with any investigation, litigation or proceeding or preparation of a defense in connection with (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower's or such Loan Party's directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or the gross negligence, bad faith or willful misconduct of any Related Indemnified Party).  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (x) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Indemnified Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity and (y) only the Revolving Credit Lenders shall be required to pay any amounts required to be paid to the L/C Issuer or Swing Line Lender pursuant to this subsection (c).  For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the aggregate Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damage is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence, bad faith or willful misconduct (or the gross negligence, bad faith or willful misconduct of any Related Indemnified Party).

(e)    Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival.  The agreements in this Section and the indemnity provision of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Loan Document Obligations.

Section 11.05.    Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.06.     Successors and Assigns.  (a) Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)
Minimum Amounts.  (A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Dollar Term Facility or the Yen Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)
Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans;

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)
the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment if it has not responded to the Administrative Agent within ten (10) Business Days after having received a written request for such consent;

(B)
the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)
Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)
               No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower's Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for, the primary benefit of a natural person).

(vi)
Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for, the primary benefit of a natural person), a Defaulting Lender or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder that agrees in its sole discretion to serve as L/C Issuer or Swing Line Lender, as applicable; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 11.07.      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties who need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or to the extent required by applicable laws or compulsory legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not materially less restrictive than those of this Section, which shall in any event require "click through" or other affirmative actions on the part of the recipient to access such information, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become an Additional Lender pursuant to Section 2.14 or (ii) any actual or prospective direct or indirect party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates from a source other than the Borrower that is not, to the Administrative Agent's knowledge, subject to a confidentiality obligation to the Borrower with respect to such Information or (i) for purposes of establishing a "due diligence" defense.

For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
Section 11.08.     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09.    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10.       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11.     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.12.     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12 if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.13.     Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections  3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 11.14.     Governing Law; Jurisdiction; Etc.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (D) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

Section 11.15.     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.16.   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm's-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of its respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.17.    Electronic Execution of Assignments and Certain Other Documents.  The words "execution," "execute", "signed," "signature," and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.18.     USA PATRIOT Act.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

Section 11.19.      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
NU SKIN ENTERPRISES, INC., as Borrower
By:	/s/ Ritch N. Wood
Name: Ritch N. Wood
Title: Chief Financial Officer

NU SKIN INTERNATIONAL, INC., as Guarantor
By:	/s/Ritch N. Wood
	Name:	Ritch N. Wood
	Title:	Vice President

NSE PRODUCTS, INC., as Guarantor
By:	/s/ Ritch N. Wood
	Name:	Ritch N. Wood
	Title:	Vice President

NU SKIN ENTERPRISES UNITED STATES, INC., as Guarantor
By:	/s/ Ritch N. Wood
	Name:	Ritch N. Wood
	Title:	Vice President

[Signature page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Robert Rittelmeyer
Name: Robert Rittelmeyer
Title: Vice President

[Signature page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ David R. Barney
Name: David R. Barney
Title: Senior Vice President

[Signature page to Credit Agreement]

HSBC BANK USA, N.A., as a Lender
By:	/s/ Jean Frammolino
Name: Jean Frammolino
Title: Vice President

[Signature page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Simone G. Vinocour McKeever
Name: Simone G. Vinocour McKeever
Title: Authorized Signatory

[Signature page to Credit Agreement]

FIFTH THIRD BANK, as a Lender
By:	/s/ Eric Oberfield
Name: Eric Oberfield
Title: Vice President

[Signature page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Robert J. Likos
Name: Robert J. Likos
Title: Senior Vice President

[Signature page to Credit Agreement]

ZIONS FIRST NATIONAL ASSOCIATION, as a Lender
By:	/s/ Thomas C. Etzel
Name: Thomas C. Etzel
Title: Senior Vice President

[Signature page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

[Signature page to Credit Agreement]

Schedule 1.01

Existing Letters of Credit

None

Schedule 2.01

Commitments and Applicable Percentages

Lender	Dollar Term Commitment	Yen Term Commitment (local currency)	Revolving Credit Commitment	Dollar Term Applicable Percentage	Yen Term Applicable Percentage	Revolving Credit Applicable Percentage
Bank of America, N.A.	$19,285,714.28	¥2,825,745,683.00	$45,000,000.00	15.126050416%	42.857142855%	24.000000000%
HSBC Bank USA, N.A.	$12,857,142.86	¥1,883,830,456.00	$30,000,000.00	10.084033616%	28.571428580%	16.000000000%
Royal Bank of Canada	$12,857,142.86	¥1,883,830,455.00	$30,000,000.00	10.084033616%	28.571428565%	16.000000000%
Fifth Third Bank	$25,000,000.00	N/A	$25,000,000.00	19.607843137%	N/A	13.333333333%
KeyBank National Association	$25,000,000.00	N/A	$25,000,000.00	19.607843137%	N/A	13.333333333%
Zions First National Bank	$20,000,000.00	N/A	$20,000,000.00	15.686274510%	N/A	10.666666667%
Deutsche Bank AG New York Branch	$12,500,000.00	N/A	$12,500,000.00	9.803921568%	N/A	6.666666667%
Total	$127,500,000.00	¥6,593,406,594.00	$187,500,000.00	100%	100%	100%

Schedule 4.01

Intercompany Note Subsidiaries

Nu Skin Brazil Ltda.
Nu Skin Japan Co., Ltd.
PT. Nu Skin Distribution Indonesia
Pharmanex License Acquisition Corporation

Schedule 5.06

Litigation

Securities Class Actions

Beginning in January 2014, six purported class action complaints were filed in the United States District Court for the District of Utah:  Freedman v. Nu Skin Enterprises, Inc., et al.; Bennett v. Nu Skin Enterprises, Inc., et al., which the plaintiff subsequently dismissed voluntarily; Zapata v. Nu Skin Enterprises, Inc., et al., which was also voluntarily dismissed; Siesser v. Nu Skin Enterprises, Inc., et al.; Granzow v. Nu Skin Enterprises, Inc., et al.; and State-Boston Retirement System v. Nu Skin Enterprises, Inc., et al. (collectively, the "Class Action Complaints").  The Class Action Complaints purport to assert claims on behalf of certain of our stockholders under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder against Nu Skin Enterprises, Ritch N. Wood, and M. Truman Hunt and to assert claims under Section 20(a) of the Securities Exchange Act of 1934 against Messrs. Wood and Hunt.  The Class Action Complaints allege that, inter alia, we made materially false and misleading statements regarding our sales operations in and financial results derived from Mainland China, including purportedly operating a pyramid scheme based on illegal multi-level marketing activities.  On April 10, 2014, the plaintiffs filed a stipulated motion requesting that the court consolidate the various purported class actions, appoint State-Boston Retirement System as lead plaintiff in the consolidated action, and appoint the law firm Labaton Sucharow as lead counsel for the purported class in the consolidated action.  On May 1, 2014, that stipulated motion was granted.  We believe that these claims are without merit and intend to vigorously defend ourselves against the allegations in these actions.  On August 29, 2014, we filed a motion to dismiss.

Shareholder Derivative Claim

Beginning in February 2014, five purported shareholder derivative complaints were filed in the United States District Court for the District of Utah: Suderov v. Hunt, et al.; Kock v. Hunt, et al.; DuDash v. Hunt, et al., which the plaintiff later dismissed voluntarily; Acoff v. Andersen, et al.; and Bierman v. Hunt, et al. (collectively, the "Derivative Complaints").  The Derivative Complaints purport to assert claims on behalf of Nu Skin Enterprises for, inter alia, breach of fiduciary duties for disseminating false and misleading information, failing to maintain adequate internal controls, unjust enrichment, abuse of control, and gross mismanagement against M. Truman Hunt, Ritch N. Wood, Steven J. Lund, Nevin N. Andersen, Neil Offen, Daniel W. Campbell, Andrew W. Lipman, Patricia A. Negrón, Thomas R. Pisano, and nominally against Nu Skin Enterprises.  The Derivative Complaints also purport to assert claims on behalf of Nu Skin Enterprises for breach of fiduciary duty for insider selling and misappropriation of information against Messrs. Wood, Lund, and Campbell.  The Derivative Complaints allege that, inter alia, the defendants allowed materially false and misleading statements to be made regarding our sales operations in and financial results derived from Mainland China, including purportedly operating a pyramid scheme based on illegal multi-level marketing activities, and that certain defendants sold common stock on the basis of material, adverse non-public information.  On April 17, 2014, the plaintiffs filed a joint motion to consolidate the derivative actions, to appoint plaintiffs Amos. C. Acoff and Analisa Suderov as co-lead plaintiffs in the consolidated action, and to appoint the law firms Bernstein Litowitz Berger & Grossmann LLP and The Weiser Law Firm, P.C. as co-lead counsel for the plaintiffs in the consolidated action.  On May 1, 2014, that joint motion was granted.  On September 25, 2014, we filed a motion to dismiss.

Schedule 5.12(d)
Pension Plans
Nu Skin Enterprises, Inc. 401(k) Plan
Nu Skin Enterprises, Inc., Deferred Compensation Plan

Schedule 5.13
Subsidiaries; Loan Parties
Part (a) – Subsidiaries

Part (a) – Subsidiaries
Name of Subsidiaries	Percentage of Shares Held By Loan Party (Note 1)
Big Planet, Inc.	100%
Nu Skin Argentina, Inc.	100%
Nu Skin Asia Investment, Inc.	100%
Nu Skin Asia Holdings, Pte Ltd	100%
NSE Asia Products, Pte. Ltd	0% (100%)
Nu Skin Enterprises Australia, Inc.	100%
Nu Skin Belgium, N.V.	100%
Nu Skin Brazil Ltda.	100%
Nu Skin Canada, Inc.	100%
Nu Skin Chile Enterprises Ltda.	100%
Nu Skin Czech Republic, s.r.o.,	100%
Nu Skin Enterprises Singapore Pte. Ltd.	0% (100%)
NSE Products, Inc.	100%
Nu Skin France, SARL	100%
Nu Skin Germany, GmbH	100%
Nu Skin Guatemala, S.A.	99.98%
Nu Skin Enterprises Hong Kong, LLC	0% (100%)
Nu Skin International, Inc.	100%
Nu Skin International Management Group, Inc.	100%
Nu Skin Islandi ehf.	100%
Nu Skin Italy, S.R.L.	100%
Nu Skin Enterprises India Private Limited	100%
Nu Skin Japan Co., Ltd. [1]	100%
NSJ Ltd.	100%
Nu Skin Korea, Ltd.	0% (100%)
Nu Skin Malaysia Holdings Sdn. Bhd.	70%
Nu Skin (Malaysia) Sdn. Bhd.	0% (70%)
Nu Skin Mexico, S.A. de C.V.	100%
Nu Skin Netherlands, B.V.	100%
Nu Skin Enterprises New Zealand, Inc.	100%
Nu Skin Enterprises Philippines, LLC	100%
Pharmanex, LLC	100%
Nu Skin Enterprises Poland Sp. z.o.o.	100%
Nu Skin Scandinavia A.S.	0% (100%)

1 English translation of Japanese name.

Name of Subsidiaries	Percentage of Shares Held By Loan Party (Note 1)
Nu Skin Taiwan, LLC	0% (100%)
Nu Skin Enterprises (Thailand) Limited	99.9% (100%)
Nu Skin Enterprises United States, Inc.	100%
Nu Skin (China) Daily-Use & Health Products Co., Ltd.	0% (100%)
Nu Skin Israel, Inc.	100%
Nu Skin Pharmanex (B) Sdn Bhd	0% (100%)
Pharmanex Electronic-Optical Technology (Shanghai) Co., Ltd.	0% (100%)
Pharmanex (Huzhou) Health Products Co., Ltd.	0% (100%)
Nu Skin Eastern Europe Ltd.	100%
PT. Nu Skin Distribution Indonesia	100%
Jixi Nu Skin Vitameal Co., Ltd.	100%
Nu Skin New Caledonia EURL	100%
Nu Skin Norway AS	0% (100%)
Pharmanex License Acquisition Corporation	100%
Nu Skin Enterprises RS, Ltd.	100%
Nu Skin Enterprises, SRL	100%
Nu Skin Honduras, S.A.	100%
Nu Skin El Salvador, S.A. de C.V.	100%
Nu Skin Enterprises de Venezuela, C.A	100%
Nu Skin Colombia, Inc.	100%
Nu Skin Slovakia s.r.o.	100%
Nu Skin Enterprises South Africa (Proprietary) Limited	100%
Nu Skin Costa Rica, Inc.	100%
Nu Skin Turkey LS	99%
Nu Skin Enterprises Ukraine, LLC	100%
Nu Skin Enterprises Vietnam, LLC	100%
NSEMC, Inc.	100%
NSE Investments, Inc.	100%

Note 1 – ( ) represent the indirect ownership of the subsidiary
Part (b) – Loan Parties
Nu Skin Enterprises United States, Inc. (Delaware)
NSE Products, Inc. (Delaware)
Nu Skin International, Inc. (Utah)
Nu Skin Enterprises, Inc. (Delaware)

Schedule 6.12
Guarantors
Nu Skin Enterprises United States, Inc.
NSE Products, Inc.
Nu Skin International, Inc.

Schedule 7.01
Liens

Security Deposits for Regulatory, Rental, Tax, and Operational Purposes
Europe	1,679,932
Nu Skin Enterprises RS, Ltd.	199,266
Nu Skin Israel, Inc.	73,715
Nu Skin (China) Daily-Use & Health Products Co., Ltd.	9,788,709
Nu Skin Taiwan, LLC	771,126
Nu Skin Enterprises Hong Kong, LLC	758,361
Nu Skin Japan Co., Ltd.	3,476,658
NSE Korea Ltd.	36,441,723
Nu Skin International, Inc.	109,482
Nu Skin Enterprises (Thailand) Limited	418,726
Nu Skin Enterprises Philippines, LLC	1,781,384
Nu Skin Enterprises Viet Nam Limited Liability Company	44,967
Nu Skin Malaysia Sdn. Bhd.	750,119

Total	56,294,167

Real Estate Liens
Lien on warehouse in Korea to secure $20 million Shinhan Bank Debt

Schedule 7.02
Indebtedness
Debt

Borrower	Lender	Currency	Amount
Nu Skin Japan Co., Ltd.	Mizuho Bank	Japan Yen	1,000,000,000
NSE Korea Ltd.	Shinhan Bank	US Dollar	20,000,000

Schedule 7.03
Investments
Equity Investments In Subsidiaries

Nu Skin Enterprises, Inc.
Nu Skin International, Inc.	55,134,707
Nu Skin Enterprises United States, Inc.	57,079
Nu Skin International Management Group, Inc.	1,000
Nu Skin Mexico, S.A. de C.V	4,623,021
Nu Skin Guatemala, S.A.	731,026
Nu Skin Brazil, Ltda.	25,873,027
Nu Skin Costa Rica	19
Nu Skin Canada, Inc.	843,142
Nu Skin Venezuela, C.A.	5,000
Nu Skin Colombia, Inc.	489,741
Nu Skin Argentina, Inc.	231,000
Nu Skin Enterprises Australia, Inc.	2,392,165
Nu Skin Enterprises New Zealand, Inc.	1,000
Nu Skin Spain, S.L.	190,327
Nu Skin Netherlands, B.V.	46,654
Nu Skin Slovakia	6,671
Nu Skin France, SARL	24,000
Nu Skin Germany, GmbH	95,339
Nu Skin Belgium, NV	363,412
Nu Skin Italy, Srl	51,510
Nu Skin Enterprise SRL	1,195
Nu Skin Eastern Europe Ltd.	20,000
Nu Skin Enterprises Poland Sp. Z.o.o.	3,630,996
Nu Skin Turkey Cilt Bakimi Ve Besleyici Uranleri Ticarel Limited Sirketi	15,932
Nu Skin Islandi ehf.	3,851
Nu Skin Czech Republic, s.r.o.	10,684
Nu Skin Japan Co., Ltd.	9,955,370
Nu Skin Enterprises (Thailand) Limited	83,288
Nu Skin Enterprises Philippines, LLC	201,000
Nu Skin Malaysia Holdings Sdn. Bhd.	658,001
Nu Skin Pharmanex (B) Sdn. Bhd.	15,000
Nu Skin Israel, Inc.	238,326
PT Nu Skin Distribution Indonesia	248,413
PT Nu Selaras Indonesia	56,687
Nu Skin Enterprises Viet Nam Limited Liability Company	250,000
Nu Skin Enterprises Ukraine, LLC	8,500

Nu Skin Enterprises RS, Ltd.	9,504,000
Nu Skin (China) Daily-Use & Health Products Co., Ltd.	29,916,072
Jixi Nu Skin Vitameal Co., Ltd.	1,598,153

Total	147,575,308

Nu Skin International, Inc.
Pharmanex Electronic-Optical Technology (Shanghai) Co. Ltd.	913,605
Jixi Nu Skin Vitameal Co., Ltd.	909,692
Pharmanex (Huzhou) Health Products Co., Ltd.	26,160,772
NSE Products, Inc.	95,791,862
Nu Skin Asia Holdings, Pte. Ltd.	8,505,845

Total	132,281,777

Intercompany Receivables

Nu Skin Enterprises United States, Inc.
Nu Skin Canada, Inc.	146,199

Nu Skin Enterprises, Inc.
Nu Skin Enterprises New Zealand, Inc.	175,787
Nu Skin Enterprises Hong Kong, LLC	7,675,959
Nu Skin Japan Co., Ltd.	620,350
NSE Korea Ltd.	5,824,767
Nu Skin Enterprises Singapore, Pte. Ltd.	230,681
Nu Skin Israel, Inc.	165,000
Nu Skin Taiwan, LLC	1,363
Jixi Nu Skin Vitameal Co., Ltd.	430,500
Pharmanex (Huzhou) Health Products Co., Ltd.	5,432,400
NSE Asia Products, Pte. Ltd.	8,035,931

Nu Skin International, Inc.
Nu Skin International Management Group, Inc.	44,301,819
Nu Skin Mexico, S.A. de C.V	5,672,930
Nu Skin Guatemala, S.A.	3,488,701
Nu Skin El Salvador S. A. de C.V.	104,543
Nu Skin Honduras, S.A.	131,853
Nu Skin Costa Rica	377,841
Nu Skin Venezuela, C.A.	6,421,303
Nu Skin Colombia, Inc.	128,188
Nu Skin Argentina, Inc.	759,321
Nu Skin Enterprises New Zealand, Inc.	436,748
Nu Skin Enterprises (Thailand) Limited	627,077
Nu Skin Enterprises Philippines, LLC	159,190
Nu Skin (Malaysia) Sdn. Bhd.	1,321,469
Nu Skin Pharmanex (B) Sdn. Bhd.	30,366
Nu Skin Israel, Inc.	2,725,815
PT Nu Skin Distribution Indonesia	6,427,129
PT Nu Selaras Indonesia	924,291
Nu Skin Enterprises Viet Nam Limited Liability Company	520,580
Nu Skin Enterprises RS, Ltd.	283,453
Nu Skin Enterprises South Africa (Proprietary) Limited	1,163,340
Nu Skin (China) Daily-Use & Health Products Co., Ltd.	2,207,202
NSE Asia Products, Pte. Ltd.	53,477,483

NSE Products, Inc.
Nu Skin Netherlands, B.V.	86,794
Nu Skin Germany, GmbH	101,827
Nu Skin France, SARL	27,185
Nu Skin Italy, Srl	177,788
Nu Skin Enterprise SRL	12,164,682
Nu Skin Eastern Europe Ltd.	74,974
Nu Skin Enterprises Poland Sp. Z.o.o.	8,814
Nu Skin Turkey Cilt Bakimi Ve Besleyici Uranleri Ticarel Limited Sirketi	597,032
Nu Skin Islandi ehf.	849,996
Nu Skin Czech Republic, S.r.o.	217,724
Nu Skin Slovakia	98,394
Nu Skin Israel, Inc.	599,956
Nu Skin Enterprises South Africa (Proprietary) Limited	71,231
Nu Skin International Management Group, Inc.	2,272,938
Nu Skin Mexico, S.A. de C.V	969,970
Nu Skin Guatemala, S.A.	960,774
Nu Skin El Salvador S. A. de C.V.	265
Nu Skin Costa Rica	2,194,916
Nu Skin Canada, Inc.	4,446,848
Nu Skin Venezuela, C.A.	23,896,815
Nu Skin Colombia, Inc.	7,811,575
Nu Skin Argentina, Inc.	414,677
Nu Skin Enterprises New Zealand, Inc.	4,010,293
Nu Skin Enterprises Australia, Inc.	1,316,560
NSE Korea Ltd.	18,651,855
Nu Skin Enterprises Philippines, LLC	319,735

Nu Skin Enterprises Viet Nam Limited Liability Company	224,177
Nu Skin Enterprises Ukraine, LLC	377,261
Nu Skin Enterprises RS, Ltd.	4,998,951
Nu Skin (China) Daily-Use & Health Products Co., Ltd.	133,465,866
NSE Asia Products, Pte. Ltd.	23,849,660

Total	405,689,111

Guarantees
Nu Skin Enterprises, Inc. guarantees on behalf of NSE Asia Products, Pte. Ltd. up to US$26,500,000 with the Hong Kong Shanghai Banking Corporation Limited for foreign currency exchange.

NSE Products, Inc. guarantees payment and performance by NSE Asia Products, Pte. Ltd. on a supply contract with Cornerstone Research and Development.

Anticipated Investments
Brazil	10,000,000
Korea Innovation Center	30,000,000

Schedule 7.08
Transactions with Affiliates
ENTITY	AGREEMENT
Nu Skin Enterprises United States, Inc.	Distribution Agreement with NSE Products, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Canada, Inc.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Mexico SA de CV	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Guatemala SA	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc., w/amendments
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Columbia	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Japan Co., Ltd.	Toiya (commissionaire) Agreement with NSE Products, Inc. and NSE Asia Products, Pte. Ltd.
Consulting Services Agreement with Nu Skin International Management Group, Inc.
Sublicense and Trademark License Agreement with NSE Products, Inc.
NSE Korea Ltd.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.

Shanghai Nu Skin Daily Health Use & Health Products	Bulk Material Supply Agreement with NSE Products, Inc.
Technology License Agreement with Nu Skin Asia Investments, Inc.
Technical Services Agreement with NSE Products, Inc.
Trademark Agreement with NSE Products, Inc.
Consulting Services Agreement with Nu Skin International Management Group, Inc.
Nu Skin Enterprises Singapore Pte. Ltd.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin (Malaysia) Sdn Bhd	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Enterprises Thailand Ltd.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Pharmanex (B) Sdn Bhd (Brunei)	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
PT Nu Skin Distribution Indonesia	Inter-Company, Distribution Agreement
Management Services Agreement
PT Nusa Selaras Indonesia	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Commission Agreement with Nu Skin International, Inc.
Nu Skin Enterprises Philippines, LLC	Distribution Agreement with NSE Asia Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Enterprises Hong Kong, LLC	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.

Nu Skin Taiwan, LLC	Distribution Agreement with NSE Products, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin France Srl	Commissionaire Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Belgium SV	Commissionaire Agreement with NSE Products, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Netherlands BV	Commissionaire Agreement with NSE Products, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Support Services Agreement with NSE Products, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Germany Gmbh	Commissionaire Agreement with NSE Products, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Italy Srl	Management Services Agreement with Nu Skin International Management Group, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Trademark Agreement with NSE Products, Inc.
Commissionaire Agreement with NSE Products, Inc.
Nu Skin Norway AS	Commissionaire Agreement with NSE Products, Inc.
Nu Skin Scandinavia AS	Support Services Agreement with NSE Products, Inc.
Commissionaire Agreement with NSE Products, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Eastern Europe Ltd. (Hungary)	Commissionaire Agreement with NSE Products, Inc.
Payment Services Agreement with Nu Skin International, Inc.

Nu Skin Enterprises Poland Sp zoo.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Payment Services Agreement
Nu Skin Enterprises SRL (Romania)	Distribution Agreement with NSE Products, Inc. w/amendments
Licensing and Sales with Nu Skin International, Inc. w/amendments
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Enterprises RS, Ltd. (Russia)	Agency Agreement with Nu Skin International, Inc.
Licensing Agreement with Nu Skin International, Inc.
Management Consulting Services Agreement with Nu Skin International Management Group, Inc.
Sales Agreement with NSE Products, Inc.
Nu Skin Enterprises South Africa Pty, Ltd.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Israel, Inc.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Nu Skin Enterprises Australia, Inc.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Enterprises New Zealand, Inc.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Asia Investment, Inc.	Trademark Agreement with NSE Products, Inc.
NSE Asia Products, Pte. Ltd.	Trademark Agreement with NSE Products, Inc.
License and Sales Agreement
Technology License Agreement
Nu Skin Venezuela, C.A.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.

Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Argentina, Inc.	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Turkey Cilt Bakimi Ve Besleyici Uranleri Ticarel Limited Sirketi	Distribution Agreement with NSE Products, Inc.
Licensing and Sales with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Enterprises Viet Nam Limited Liability Company	Distribution Agreement with NSE Products, Inc.
Licensing and Sales Agreement with Nu Skin International, Inc.
Management Services Agreement with Nu Skin International Management Group, Inc.
Trademark Agreement with NSE Products, Inc.
Nu Skin Slovakia	Commissionaire Agreement with NSE Products, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Nu Skin Islandi ehf.	Commissionaire Agreement with NSE Products, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Nu Skin Czech Republic, s.r.o.	Commissionaire Agreement with NSE Products, Inc.
Payment Services Agreement with Nu Skin International, Inc.
Nu Skin Enterprises Ukraine, LLC	Service Agreement with NSE Products, Inc.

Schedule 7.09
Burdensome Agreements

N/A

Schedule 11.02
Administrative Agent's Office, Certain Addresses for Notices
Entity	Notice Addresses
Borrower and Guarantors:	Nu Skin Enterprises 75 West Center Street Provo, Utah 84601 Contact Name: Brian Lords Facsimile number: Email: Telephone number:
Administrative Agent:
Administrative Agent's Office
 (for payments and Requests for Extensions):
Bank of America, N.A.
901 Main Street
Dallas, Texas 75202-3714
Contact Name:  Karen Puente
Facsimile number:
Email:
Telephone number:

Other Notices as Administrative Agent:
Bank of America, N.A.
555 California Street, 4th Floor
San Francisco, California 94104
Contact Name:
Email:
Telephone number:

Letter of Credit Issuer:	Bank of America, N.A. 1 Fleet Way Scranton, Pennsylvania 18507 Contact Name: Alfonso Malave Facsimile number: Email: Telephone number:

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:  ___________, _____
To:            Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned hereby requests (select one):
  A Borrowing of [Dollar Term][Yen Term][Revolving Credit] Loans
  A conversion of [Dollar Term][Revolving Credit] Loans
  A continuation of [Dollar Term][Yen Term][Revolving Credit] Loans
1.            On                                                                                     (a Business Day).
2.            In the amount of $
3.            Comprised of
                                                                                                  [Type of Loan requested]1
4.            For Eurocurrency Rate Loans:  with an Interest Period of ____ months.2
[5.            Currency of Term Loans:                                                                                                                ]3
[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]4

1            In the case of Yen Term Loans, must be Eurocurrency Rate Loans.
2            To be one, two, three or six months, or such other period that is twelve months or less and consented to by all the Appropriate Lenders.
3            Include in the case of a Term Borrowing.
4            Include this sentence in the case of a Revolving Credit Borrowing.

A-1
Form of Committed Loan Notice

[The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) of the Agreement have been satisfied on and as of the date of the applicable Credit Extension.]5
NU SKIN ENTERPRISES, INC.

By:
Name:
Title:

5            Do not include this sentence in the case of a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans.

A-1
Form of Committed Loan Notice

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:  ___________, _____
To:            Bank of America, N.A., as Swing Line Lender
 Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned hereby requests a Swing Line Loan:
1.            On                                                                                     (a Business Day).
2.            In the amount of $                                                                                    .6
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.
The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) of the Agreement have been satisfied on and as of the date of the applicable Credit Extension.
NU SKIN ENTERPRISES, INC.

By:
Name:
Title:

6            Must be a minimum principal amount of $100,000.

B-1
Form of Swing Line Loan Notice

EXHIBIT C-1
FORM OF TERM NOTE
___________, ____
FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the [Dollar][Yen] Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of the [Dollar][Yen] Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan is denominated and in Same Day Funds at the Administrative Agent's Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The [Dollar][Yen] Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

C-1-1
Form of Term Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
NU SKIN ENTERPRISES, INC.

By:
Name:
Title:

C-1 - 2
Form of Term Note

\

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-3
For of Term Note

EXHIBIT C-2
FORM OF REVOLVING CREDIT NOTE
___________, ____
FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

C-2-1
Form of Revolvling Credit Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
NU SKIN ENTERPRISES, INC.

By:
Name:
Title:

C-2-2
Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3
Form of Revolving Credit Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:  ________, ____
To:            Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned Responsible Officer7 hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.            The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.            The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such consolidated financial statements fairly present the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.            The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements, and

7            This certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

Form of Compliance Certificate

[select one:]
[to the best knowledge of the undersigned, during such accounting period no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, during such accounting period the following Default(s) have occurred and are/is continuing and the following is a list of each such Default and its nature and status:]
3.            The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
4.            The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as
of                                        ,                          .
NU SKIN ENTERPRISES, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________, ____ ("Statement Date")
SCHEDULE 1
to the Compliance Certificate
 ($ in 000's)
I.	Section 7.11 (a) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBIT for Measurement Period ending on above date ("Subject Period") for the Borrower and its Subsidiaries on a consolidated basis:

		1.	Consolidated Net Income for Subject Period:[1]	$______

		2.	Consolidated Interest Charges for Subject Period:	$______

		3.	Provisions for taxes based on income, profits or losses, including federal, foreign and state income and similar taxes (including foreign withholding taxes), paid or accrued during Subject Period:	$______

		4.	Other unusual or non-recurring charges for Subject Period (in the case of cash charges, not exceeding $25,000,000 in the aggregate for all periods during the term of the Agreement):	$______

		5.	[$50,000,000 relating to the Borrower's write-down of inventory in China in the second quarter of the 2014 fiscal year]:	$______

		6.	Non-Cash Charges for Subject Period:[2]	$______

		7.	Losses attributable to early extinguishment of Indebtedness for Subject Period:	$______

8            Items added to Consolidated Net Income in Section I.A should be added only to the extent deducted (and not added back) in calculating Consolidated Net Income (without duplication). Items deducted from Consolidated Net Income in Section I.A should be deducted only to the extent included (and not deducted) in calculating Consolidated Net Income (without duplication).
9            Any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBIT for any prior period pursuant to Line I.A.6 (or that would have been added back had the Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBIT for the period in which such cash payment is made.

Form of Compliance Certificate

8.
One-time out-of-pocket costs and expenses for Subject Period relating to entering into the Agreement, the Refinancings and the related transactions, including, without limitation, legal and advisory fees:
$______

		9.	Losses incurred as a result of Dispositions, closures, disposals or abandonments outside the ordinary course of business for Subject Period:	$______

		10.	Costs and expenses incurred in connection with Permitted Acquisitions outside the ordinary course of the Borrower's normal business operations for Subject Period:	$______

		11.	Non-cash income increasing Consolidated Net Income of the Borrower for Subject Period:[1]	$______

		12.	Unusual or non-recurring gains for Subject Period (in the case of cash gains, not exceeding $25,000,000 in the aggregate for all periods during the term of the Agreement):	$______

		13.	Gains attributable to the early extinguishment of Indebtedness for Subject Period:	$______

		14.	Gains as a result of Dispositions, closures, disposals or abandonments outside the ordinary course of business for Subject Period:	$______

		15.	Consolidated EBIT for Subject Period (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 – 11 – 12 – 13 – 14):	$______

	B.	Consolidated Interest Charges for Subject Period:		$______

	C.	Consolidated Interest Coverage Ratio (Line I.A.16 ÷ Line I.B):		____ to 1

		Minimum required:		3.00 to 1

II.	Section 7.11 (b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date		$______

10            Any cash receipt (or any netting arrangements resulting in reduced cash expenses) with respect to any non-cash income deducted in computing Consolidated EBIT for any prior period pursuant to Line I.A.12 (or that would have been deducted in computing Consolidated EBIT had the Agreement been in effect during such prior period) shall be added in computing Consolidated EBIT for the period in which such cash is received (or netting arrangement becomes effective).

Form of Compliance Certificate

B.	Consolidated EBITDA for Subject Period:

	1.	Consolidated EBIT for Subject Period (Line I.A.16 above):	$______

2.
All depreciation and amortization expense, including any amortization of intangibles, for Subject Period (to the extent deducted (and not added back) in calculating Consolidated Net Income in Line I.A.1 above):
$______

	3.	Consolidated EBITDA for Subject Period (Lines II.B.1 + 2):	$______

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B.3):		____ to 1

	Maximum permitted:		2.25 to 1

Form of Compliance Certificate

For the Quarter/Year ended ___________________("Statement Date")

SCHEDULE 2
to the Compliance Certificate
($ in 000's)
Consolidated EBIT
(in accordance with the definition of Consolidated EBIT
 as set forth in the Agreement)

Consolidated EBIT	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
Consolidated Net Income
+Consolidated Interest Charges
+income taxes
+unusual or non-recurring charges (cash charges capped at $25,000,000 for all periods)
[+$50,000,000 relating to inventory write-down in China in second quarter of 2014 fiscal year]
+Non-Cash Charges
+losses attributable to early extinguishment of Indebtedness

Form of Compliance Certificate

+one-time out-of-pocket costs and expenses related to entering into the Agreement, the Refinancings and the related transactions
+losses from Dispositions, closures, disposals or abandonments outside the ordinary course of business
+costs and expenses from Permitted Acquisitions outside the ordinary course of business
-non-cash income
-unusual or non-recurring gains (cash gains capped at $25,000,000 for all periods)
-gains attributable to early extinguishment of Indebtedness
-gains on Dispositions, closures, disposals or abandonments outside the ordinary course of business
=Consolidated EBIT

Form of Compliance Certificate

EXHIBIT E-1
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]12 Assignee identified in item 2 below ([the][each, an] "Assignee").  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation and to the extent applicable, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest").  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

11            For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
12   For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
13   Select as appropriate.
14   Include bracketed language if there are either multiple Assignors or multiple Assignees.
E-1-1
Form of Assignment and Assumption

1.            Assignor[s]:                          ______________________________
______________________________
2.            Assignee[s]:                          ______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender], if applicable]
3.            Borrower:                          ______________________________
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:Credit Agreement, dated as of October 9, 2014, among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
6.            Assigned Interest:
Assignor[s][15]	Assignee[s][16]	Facility Assigned[17]	Aggregate Amount of Commitment/Loans for all Lenders[18]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[19]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

[7.            Trade Date:                          __________________]20
Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

.
15            List each Assignor, as appropriate.
16            List each Assignee, as appropriate.
17            Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment", "Dollar Term Loans" and/or "Yen Term Loans").
18   Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
19            Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
20            To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
.

E-1-2
Form of Assignment and Assumption

ASSIGNOR
[NAME OF ASSIGNOR]

By:  _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:  _____________________________
Title:
[Consented to and]21 Accepted:
BANK OF AMERICA, N.A., as
   Administrative Agent
By:        _________________________________
        Title:
[Consented to:]22
By:        _________________________________
        Title:

.

21            To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
22            To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1-3
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
[___________________]23
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.            Representations and Warranties.
1.1.            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

23            Describe Credit Agreement at option of Administrative Agent.

E-1-4
Form of Assignment and Assumption

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-5
Form of Assignment and Assumption

EXHIBIT E-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE
[See attached]

E-2-1
Form of Administrative Questionaire

ADMINISTRATIVE QUESTIONAIRE - (MULTICURRENCY)

CONFIDENTIAL

1.  Borrower or Deal Name:
E-mail this document with your commitment letter to:
E-mail address of recipient:

2.  Legal Name of Lender of Record for Signature Page:
Markit Entity Identifier (MEI) #:
     Fund Manager Name (if applicable):
     Legal Address from Tax Document of Lender of Record:
Country:
Address:
City:            State/Province:              Postal Code:

3.  Domestic Funding Address:                                                                                                                4. Eurodollar Funding Address (if different than #3):
Street Address:                                                                                                                                 Street Address:
Suite/ Mail Code:                                                                                                                                  Suite/ Mail Code:
City:                State:                                                                                                                                   City:             State:
Postal Code:              Country:                                                                                                                Postal Code:           Country:

5. Credit Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:
First Name:
Middle Name:
Last Name:
Title:
Street Address:
Suite/Mail Code:
City:
State:
Postal Code:
Country:
Office Telephone #:
Office Facsimile #:
Work E-Mail Address:
SyndTrak E-Mail Address:

Secondary Credit Contact:
First Name:
Middle Name:
Last Name:
Title:
Street Address:
Suite/Mail Code:
City:
State:
Postal Code:
Country:
Office Telephone #:
Office Facsimile #:
Work E-Mail Address:
SyndTrak E-Mail Address:

Additional Syndtrak User Access:
Enter E-Mail Addresses of any respective contact who should have access to Syndtrak below.
SyndTrak E-Mail Addresses:

ADMINISTRATIVE QUESTIONAIRE - MULTICURRENCY
CONFIDENTIAL
Primary Operations Contact:
First:              MI:             Last:
Title:
Street Address:
Suite/ Mail Code:
City:          State:
Postal Code:           Country:
Telephone:                Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:

Secondary Operations Contact:
First:         MI:        Last:
Title:
Street Address:
Suite/ Mail Code:
City:          State:
Postal Code:          Country:
Telephone:               Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:

                   Does Secondary Operations Contact need copy of notices?   YES  ☐   NO  ☐

Letter of Credit Contact:
First:                 MI:        Last:
Title:
Street Address:
Suite/ Mail Code:
City:             State:
Postal Code:           Country:
Telephone:             Facsimile:
E-Mail Address:
Draft Documentation Contact or Legal Counsel:
First:           MI:        Last:
Title:
Street Address:
Suite/ Mail Code:
City:                 State:
Postal Code:        Country:
Telephone:          Facsimile:
E-Mail Address:

6.  Currencies and Jurisdictions in Transaction:

PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION:

PLEASE CHECK BOX IF YOUR INSTITUTION CAN FUND UNDER THE FOLLOWING JURISDICTIONS:

7.  Lender's Payment Instructions:
Please input payment instructions for each respective currency referenced within Section 6 above in fields below. If your respective institution is unable to fund any of the above currencies, please inform e-mail recipient identified in Section 1 of this Administrative Questionnaire Form immediately. If submitting payment instructions under separate cover, please indentify below.

Are Lender Payment Instructions attached separately?   YES  ☐   NO  ☐
If NO, please complete payment instructions on next page.

Currency:  US Dollars
Bank Name:
ABA #:
City:              State:
              Account #:
              Account Name:
              Attention:

Currency:
Bank Name:
SWIFT #:
Country:
              Account #:
              Account Name:
FCC Account #:
              FCC Account Name:
              Attention:

Currency:
Bank Name:
SWIFT #:
Country:
              Account #:
              Account Name:
FCC Account #:
              FCC Account Name:
              Attention:

Currency:
Bank Name:
SWIFT #:
Country:
              Account #:
              Account Name:
FCC Account #:
              FCC Account Name:
              Attention:

Currency:
Bank Name:
SWIFT #:
Country:
              Account #:
              Account Name:
FCC Account #:
              FCC Account Name:
              Attention:

Currency:
Bank Name:
SWIFT #:
Country:
              Account #:
              Account Name:
FCC Account #:
              FCC Account Name:
              Attention:

Currency:
Bank Name:
SWIFT #:
Country:
              Account #:
              Account Name:
FCC Account #:
              FCC Account Name:
              Attention:

Currency:
Bank Name:
SWIFT #:
Country:
              Account #:
              Account Name:
FCC Account #:
              FCC Account Name:
              Attention:

8.  Lender's Standby Letter of Credit, Commercial Letter of Credit, and Bankers' Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:
Bank Name:
ABA #:
City:          State:
              Account #:
              Account Name:
              Attention:

Use Lender's US Dollars Wire Payment Instructions in Section #6 above?   YES  ☐   NO ☐

9.  Lender's Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):             -

Tax Withholding Form Delivered to Bank of America (check applicable one):

W-9  ☐      W-8BEN    ☐      W-8ECI ☐       W-8EXP ☐      W-8IMY☐

Tax Contact:
First:   MI:               Last:
Title:
Street Address:
Suite/ Mail Code:
City:                  State:
Postal Code:       Country:
Telephone:         Facsimile:
E-Mail Address:SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS
1. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

2. Flow-Through Entities
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form
W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link

10. Bank of America's Payment Instructions:
Input or attach Bank of America's payment instructions for each respective currency referenced within Section 6 below.

EXHIBIT F
FORM OF INTERCOMPANY NOTE
[See attached]

F-1
Form of Intercompany Note

[Form of]
INTERCOMPANY SUBORDINATED NOTE
New York
[  ], 2014
FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a "Payor"), hereby promises to pay on demand to the order of such other entity listed below that is a Loan Party (each, in such capacity, a "Payee"), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all Intercompany Obligations (as defined below). Each Payor promises also to pay interest on the unpaid principal amount of all such Intercompany Obligations in like money at said location from the date such Intercompany Obligations are incurred until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
Capitalized terms used in this Intercompany Subordinated Note (this "Note") but not otherwise defined herein shall have the meanings given to them, as applicable, in (i) that certain Credit Agreement, dated as of October 9, 2014 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the " Credit Agreement"), among NU SKIN ENTERPRISES, INC., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the banks, financial institutions and other investors from time to time party thereto (the "Lenders") and BANK OF AMERICA, N.A., as the Administrative Agent, Swing Line Lender and L/C Issuer and (ii) that certain Pledge Agreement, to be dated as of October 10, 2014 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the " Pledge Agreement"), among the Borrower, each of the subsidiaries of the Borrower from time to time party thereto and BANK OF AMERICA, N.A., as collateral agent for the Secured Parties (in such capacity, the "Collateral Agent").
This Note shall be pledged by each Payee that is a Loan Party (a "Loan Party Payee") to the Collateral Agent (or any agent or designee thereof), for the benefit of the Secured Parties, pursuant to the Pledge Agreement as collateral security for such Payee's Obligations.  Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default, the Collateral Agent may exercise all rights of the Loan Party Payees with respect to this Note.
Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.
Anything in this Note to the contrary notwithstanding, the Intercompany Obligations evidenced by this Note owed by any Payor that is a Loan Party  (a "Loan Party Payor") to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor until Payment in Full of the Obligations (the Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as "Senior Indebtedness").
(i)            In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Loan Party Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then, (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Cash Management/Hedge Obligations under Secured Hedge Agreements and Secured Cash Management Agreements or contingent indemnification obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Cash Management/Hedge Obligations under Secured Hedge Agreements and Secured Cash Management Agreements or contingent indemnification obligations), any payment or distribution to which such Payee would otherwise be entitled shall be made to the holders of Senior Indebtedness;

(ii)            If any Event of Default occurs and is continuing after prior written notice from the Collateral Agent to the Borrower, then (x) no payment or distribution of any kind or character shall be made by or on behalf of any Loan Party Payor or any other Person on its behalf with respect to this Note and (y) upon the request of the Collateral Agent, no amounts evidenced by this Note owing by any Payor to any Payee that is a Loan Party shall be forgiven or otherwise reduced in any way, other than as a result of payment in full thereof made in cash;
(iii)            If any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than Cash Management/Hedge Obligations under Secured Hedge Agreements and Secured Cash Management Agreements or contingent indemnification obligations), such payment or distribution shall be held in trust (segregated from other property of such Payee) for the benefit of the Collateral Agent, and shall be paid over or delivered in accordance with the Pledge Agreement; and
(iv)            Each Loan Party Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Collateral Agent shall be entitled to all of such Payee's rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Collateral Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Payee's name to file such claim or, in the Collateral Agent's discretion, to assign such claim to and cause proof of claim to be filed in the name of the Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Collateral Agent all of such Payee's rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee's liability hereunder, the Collateral Agent shall pay the excess amount to the party entitled thereto. In addition, each Payee hereby irrevocably appoints the Collateral Agent as its attorney in fact to exercise all of such Payee's voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payor.
To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Collateral Agent and the other Secured Parties. The Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Collateral Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.
The Intercompany Obligations evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.
Each Payee is hereby authorized to record all Intercompany Obligations held by it and incurred by any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any Payee to record such information shall not affect any Payor's obligations in respect of Intercompany Obligations held by such Payee and incurred by such Payor.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
It is understood that this Note evidences all intercompany loans, advances or other Indebtedness, obligations for royalties and license fees and other intercompany receivables having a term in excess of, or that are outstanding more than, 364 days, whether now existing or hereafter arising (the "Intercompany Obligations").
This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any Intercompany Obligation incurred on, before or after the date hereof by any Payor.
From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall automatically be incorporated into this Note (each additional Subsidiary, an "Additional Party"). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature Pages Follow]

NU SKIN ENTERPRISES, INC.

By: _________________________
Name:
Title:

[EACH SUBSIDIARY OF NU SKIN  ENTERPRISES, INC.]

By: _________________________
Name:
Title:

[Signature Page to Intercompany Subordinated Note]

EXHIBIT G
FORM OF PLEDGE AGREEMENT
[See attached]

G-1
Form of Pledge Agreement

[Form of]
PLEDGE AGREEMENT
PLEDGE AGREEMENT, dated as of [  ], 2014 (this "Agreement"), among NU SKIN ENTERPRISES, INC., a Delaware corporation, (the "Borrower")), each of the subsidiaries of the Borrower listed on Schedule 1 hereto or that becomes a party hereto pursuant to Section 9(b) (each such subsidiary, individually, a "Subsidiary Pledgor" and, collectively, the "Subsidiary Pledgors"; and, together with the Borrower, collectively, the "Pledgors"), and BANK OF AMERICA, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the "Collateral Agent").
W I T N E S S E T H:
WHEREAS, (1) the Borrower is a party to that certain Credit Agreement, dated as of October 9, 2014 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), with the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as the Administrative Agent, Swing Line Lender and L/C Issuer, and the other agents party thereto, pursuant to which the Lenders have severally agreed to make loans to the Borrower and the L/C Issuer has agreed to issue letters of credit for the account of the Borrower upon the terms and subject to the conditions set forth therein, (2) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with any Loan Party or any Subsidiary and (3) one or more Cash Management Banks may from time to time enter into Secured Cash Management Agreements with any Loan Party or any Subsidiary (clauses (1), (2) and (3), collectively, the "Extensions of Credit");
WHEREAS, each Subsidiary Pledgor is a Subsidiary of the Borrower or other Subsidiary Pledgor;
WHEREAS, pursuant to the Guaranty (as defined in the Credit Agreement), each Subsidiary Pledgor has agreed to guarantee, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;
WHEREAS, the Borrower and each of the Subsidiary Pledgors are Guarantors;
WHEREAS, each Subsidiary Pledgor is a Subsidiary of the Borrower;
WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Pledgors in connection with the operation of their respective businesses;
WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit and have agreed to secure their obligations with respect thereto pursuant to this Agreement on a first priority basis (subject to Liens permitted by the Credit Agreement);
WHEREAS, it is a condition precedent to the obligations of the Lenders and the L/C Issuer to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Pledgors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Secured Parties; and

WHEREAS, (1) the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 2 and issued by the entities named therein (such Equity Interests, together with all other Equity Interests required to be pledged pursuant to Section 6.12(a) of the Credit Agreement (the "After-acquired Shares"), are referred to collectively herein as the "Pledged Shares") and (2) the Pledgors are the legal and beneficial owners of the Intercompany Note described in Schedule 2 and issued by the entities named therein, evidencing all Indebtedness of the Borrower and each of its Subsidiaries that is owing to any Loan Party or any other Subsidiary.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Lenders and the L/C Issuer to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party or any Subsidiary and to induce one or more Cash Management Banks to enter into Secured Cash Management Agreements with any Loan Party or any Subsidiary, the Pledgors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:
1.            Defined Terms.

(a)            Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including terms used in the preamble and the recitals) shall have the meanings given to them in the Credit Agreement and all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the "NY UCC") and used herein and not defined herein or in the Credit Agreement shall have the meanings specified therein (and if defined in more than one article of the NY UCC, shall have the meaning specified in Article 9 thereof); the term "instrument" shall have the meaning specified in Article 9 of the NY UCC.

(b)            The rules of construction and other interpretive provisions specified in Sections 1.02 and 1.05 of the Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals to this Agreement.

(c)            The following terms shall have the following meanings:

"After-acquired Shares" shall have the meaning assigned to such term in the recitals to this Agreement.
"Agreement" shall have the meaning assigned to such term in the preamble to this Agreement.
"Borrower" shall have the meaning assigned to such term in the preamble to this Agreement.
"Collateral" shall have the meaning assigned to such term in Section 2.
"Collateral Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

"Credit Agreement" shall have the meaning assigned to such term in the recitals to this Agreement.
"Excluded Collateral" shall mean:
(a)        any Equity Interests with respect to which, in the reasonable judgment of the Borrower and the Collateral Agent as agreed in writing, the cost or other consequences (including any material adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,
(b)        solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or Excluded Disregarded Entity, Voting Stock of such Foreign Subsidiary or Excluded Disregarded Entity in excess of 65% of the outstanding Voting Stock of such Foreign Subsidiary or Excluded Disregarded Entity,
(c)        any Equity Interests to the extent that the grant of a security interest therein would be prohibited (x) by any applicable Law or regulation or (y) by any contractual obligation (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such contractual obligation existed on the Closing Date or, with respect to any Subsidiary acquired by any Pledgor after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,
(d)        any "margin stock",
(e)        Equity Interests of any Person, other than any Wholly-Owned Subsidiary, to the extent, and for so long as, the pledge of such Equity Interests would be prohibited by the terms of any Organization Document, joint venture agreement or shareholders' agreement applicable to such Person,
(f)        the Equity Interests of any Subsidiary of a Foreign Subsidiary or Excluded Disregarded Entity,
(g)        the Equity Interests of any Subsidiary to the extent the validity of the pledge effected hereby would require the consent or approval of any Governmental Authority or any securities exchange (other than such as have been obtained and are in full force and effect), and
(h)        the Equity Interests of any Immaterial Subsidiary.
"Extensions of Credit" shall have the meaning assigned to such term in the recitals to this Agreement.
"Permitted Pledged Collateral Liens" shall have the meaning assigned to such term in Section 5(b).
"Pledged Shares" shall have the meaning assigned to such term in the recitals to this Agreement.
"Pledgors" shall have the meaning assigned to such term in the preamble to this Agreement.

"Proceeds" shall mean all "proceeds" as such term is defined in Article 9 of the NY UCC and, in any event, shall include with respect to any Pledgor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent and (b) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
"SEC" shall mean the Securities and Exchange Commission or any successor thereto.
"Secured Debt Documents" shall mean, collectively, the Loan Documents, each Secured Hedge Agreement entered into with a Hedge Bank and each Secured Cash Management Agreement entered into with a Cash Management Bank.
"Securities Act" shall have the meaning assigned to such term in Section 12(e).
"Security Interest" has the meaning assigned to such term in Section 2.
"Subsidiary Pledgors" shall have the meaning assigned to such term in the preamble to this Agreement.
"Voting Stock" shall mean, with respect to any Person, shares of such Person's Equity Interests having the right to vote for election of the Board of Directors of such Person under ordinary circumstances.
(d)            Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor's Collateral or the relevant part thereof.

2.            Grant of Security.  As security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, each Pledgor hereby transfers, assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on (the "Security Interest") all of such Pledgor's right, title and interest in (subject only to Liens permitted under the Credit Agreement) and to all of the following assets and properties, whether now owned or existing or hereafter acquired or existing or in which such Pledgor has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"):

(a)
the Pledged Shares held by such Pledgor and the certificates, if any, representing such Pledged Shares and any interest of such Pledgor, including all interests documented in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Shares;

(b)	all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2;
(c)	subject to Section 8, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a) and (b) above;

(d)	the Intercompany Note; and
(e)	to the extent not covered by clauses (a), (b), (c) and (d) above, respectively, all Proceeds of any or all of the foregoing Collateral.
Notwithstanding the foregoing or anything to the contrary contained herein, the Collateral shall not include any Excluded Collateral.
Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment or continuation, including whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor.  Such financing statements may describe the Collateral in the same manner as described herein or may contain words of similar effect as being of an equal or lesser scope or with greater detail.  Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.  Each Pledgor also ratifies any authorization previously given in writing to the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto or continuations thereof if filed prior to the Closing Date.
3.            Security for the Obligations.  This Agreement secures the payment of all the Obligations.  Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed to the Collateral Agent or the Secured Parties under the Secured Debt Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Pledgor.
4.            Delivery of the Collateral.  All certificates, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by the Credit Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent; provided that the foregoing shall not apply to any Excluded Collateral.  The Collateral Agent shall have the right, at any time after the occurrence and during the continuation of an Event of Default and upon prior written notice to any Pledgor (except as otherwise expressly provided herein), to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares.  After the occurrence and during the continuance of an Event of Default, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Shares registered in the name of such Pledgor.  After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to exchange the certificates representing Pledged Shares for certificates of smaller or larger denominations for any purpose consistent with this Agreement.  Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the securities then being pledged hereunder, which shall be attached hereto as part of Schedule 2 and made a part hereof; provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities and Indebtedness.  Each schedule so delivered shall supplement any prior schedules so delivered.

5.            Representations and Warranties.  Each Pledgor represents and warrants to the Collateral Agent and each other Secured Party that:

(a)
Schedule 2 hereto (i) correctly represents as of the Closing Date the issuer, the issuer's jurisdiction of formation, the certificate number, if any, the Pledgor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (ii) together with the comparable schedule to each supplement hereto, includes, all Equity Interests held by such Pledgor on the Closing Date and required to be pledged pursuant to Section 4.01(a)(iii)(A) of the Credit Agreement or required to be pledged pursuant to Section 6.12(a) of the Credit Agreement and pursuant to Section 9(b) hereof, except in each case to the extent constituting Excluded Collateral.  Except as set forth on Schedule 2, the Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests (or 65% of all of the issued and outstanding voting Equity Interests and 100% of all issued and outstanding non-voting Equity Interests in the case of pledges of Equity Interests in Foreign Subsidiaries or Excluded Disregarded Entities) in the issuer on the Closing Date.

(b)
Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for (1) the Liens created by this Agreement and (2) any nonconsensual Liens permitted under the Credit Agreement (the Liens described in clauses (1) and (2), collectively the "Permitted Pledged Collateral Liens").

(c)
As of the Closing Date, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d)
Except for restrictions and limitations imposed by (x) the Permitted Pledged Collateral Liens and the underlying documents thereof or securities laws generally, (y) agreements relating to Dispositions of Collateral permitted by Section 7.05 of the Credit Agreement or (z) solely in the case of the Equity Interests of Nu Skin Malaysia Holdings Sdn. Bhd., the requirement that any transfer or assignment of such Equity Interests is subject to the prior approval of the applicable Governmental Authority responsible for the oversight of direct sales, the Collateral is freely transferable and assignable, and none of the Collateral is subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Collateral hereunder, the sale or Disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.

(e)
No consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect), it being understood that any transfer or assignment of the Equity Interests of Nu Skin Malaysia Holdings Sdn. Bhd. is subject to the prior approval of the applicable Governmental Authority responsible for the oversight of direct sales.

(f)
The execution and delivery by such Pledgor of this Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral (in the case of the Equity Interests of Foreign Subsidiaries, to the extent the creation of such security interest in the Equity Interests of Foreign Subsidiaries is governed by the NY UCC) and (i) in the case of certificates representing or evidencing the Collateral, upon the earlier of (x) delivery of such Collateral to the Collateral Agent in accordance with this Agreement and (y) the filing of financing statements naming each Pledgor as "debtor" and the Collateral Agent as "secured party" and describing the Collateral in the applicable filing offices and (ii) in the case of all other Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code of any jurisdiction, upon the filing of the applicable Uniform Commercial Code financing statements described in clause (i)(y) above, shall create a perfected security interest in such Collateral (in the case of the Equity Interests of Foreign Subsidiaries, to the extent the creation of such security interest in the Equity Interests of Foreign Subsidiaries is governed by the NY UCC), prior to all other Liens on the Collateral other than Liens permitted by the Credit Agreement or Liens having priority over the Collateral Agent's Lien by operation of applicable Law, securing the payment of the Obligations, in favor of the Collateral Agent, for the benefit of the Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(g)
The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (i) the exact legal name of each Pledgor and (ii) the jurisdiction of organization of each Pledgor) is correct and complete in all material respects as of the Closing Date.

(h)	The pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Collateral as set forth herein.
(i)
Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Pledgor (in the case of the Equity Interests of Foreign Subsidiaries, to the extent the creation of such security interest in the Equity Interests of Foreign Subsidiaries is governed by the NY UCC), enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or law).

6.            Certification of Limited Liability Company Interests and Limited Partnership Interests.
Unless otherwise consented to by the Collateral Agent, Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate, and in the Organization Documents of such Domestic Subsidiary the applicable Pledgor shall cause the issuer of such interests to elect to treat such interests as a "security" within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its Organization Documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the Uniform Commercial Code:
"The [partnership/limited liability company] hereby irrevocably elects that all [partnership/membership] interests in the [partnership/limited liability company] shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable].  Each certificate evidencing [partnership/membership] interests in the [partnership/limited liability company] shall bear the following legend:  "This certificate evidences an interest in [name of [partnership/limited liability company]] and shall be a security for purposes of Article 8 of the Uniform Commercial Code."  No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend."

or (ii) not have elected to be treated as a "security" within the meaning of Article 8 of the Uniform Commercial Code by the issuer of such Equity Interests and shall not be represented by a certificate; provided that such Pledgor shall at no time elect to treat any such interest as a "security" within the meaning of Article 8 of the Uniform Commercial Code, nor shall such interest be represented by a certificate, unless such Pledgor provides prompt (and in any event within five (5) Business Days, subject to extension in the sole discretion of the Collateral Agent) written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.
7.            Further Assurances.  Subject to the limitations set forth in this Agreement and the other Collateral Documents, each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable Law, or which the Collateral Agent or the Required Lenders may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or intended to be granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  If any Equity Interests owned by a Loan Party constitute Excluded Collateral pursuant to clause (g) of the definition of Excluded Collateral solely because the validity of the pledge effected hereby would require the consent or approval of any Governmental Authority or any securities exchange and such consent or approval has not been obtained, the Borrower shall cause such Loan Party to use commercially reasonable efforts to obtain such approval.

8.            Voting Rights; Dividends and Distributions; Etc.

(a)            So long as no Event of Default shall have occurred and be continuing and prior written notice has not been received by the Borrower from the Collateral Agent:

(i)
Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Secured Debt Documents.

(ii)
The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b)            Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Agreement, any and all dividends, distributions, redemptions, principal and interest made or paid in respect of the Collateral to the extent not prohibited by any Secured Debt Document; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or other Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any part thereof, or in redemption thereof, or pursuant to the Intercompany Note, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

(c)            Upon prior written notice to the Pledgors by the Collateral Agent following the occurrence and during the continuation of an Event of Default:

(i)
all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuation of such Event of Default; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following the occurrence and during the continuation of an Event of Default to permit the Pledgors to exercise such rights.  After all Events of Default have been cured or waived or otherwise cease to be continuing and the Borrower has delivered to the Collateral Agent a certificate to that effect, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Collateral Agent under Section 8(a)(ii) shall be reinstated);

(ii)
all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuation of such Event of Default.  After all Events of Default have been cured or waived or otherwise cease to be continuing and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall repay to each Pledgor (without interest) and each Pledgor shall be entitled to receive, retain and use all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8(b);

(iii)
all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv)
in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i), and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii), such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request.

(d)            Any notice given by the Collateral Agent to the Pledgors suspending their rights under paragraph (c) of this Section 8, (i) may be given to one or more of the Pledgors at the same or different times and (ii) may suspend the rights of the Pledgors under paragraph (a)(i) or paragraph (b) of this Section 8 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent's rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

9.            Transfers and Other Liens; Additional Collateral; Etc.  Each Pledgor shall:

(a)
not, except as permitted by the Credit Agreement (including pursuant to waivers and consents thereunder), (i) sell or otherwise Dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Liens permitted under Section 7.01 of the Credit Agreement; provided that, in the event such Pledgor sells or otherwise Disposes of assets as permitted by the Credit Agreement (including pursuant to waivers and consents thereunder) and such assets are or include any of the Collateral, such Collateral shall automatically be released to such Pledgor free and clear of the Lien created by this Agreement concurrently with the consummation of such Disposition in accordance with Section 9.10(a)(ii) of the Credit Agreement and with Section 14 hereof;

(b)
pledge and, if applicable, cause each Subsidiary (other than Excluded Subsidiaries) required to become a party hereto to pledge, to the Collateral Agent for the benefit of the Secured Parties, promptly upon acquisition thereof, all After-acquired Shares required to be pledged pursuant to Section 6.12(a) of the Credit Agreement, except in each case to the extent such After-acquired Shares constitute Excluded Collateral and in each case pursuant to a supplement to this Agreement substantially in the form of Annex A hereto or such other form reasonably satisfactory to the Collateral Agent (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder and that the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Agreement); and

(c)
take any actions required under applicable Law or which the Collateral Agent or Required Lenders may reasonably request to defend its and the Collateral Agent's title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than any Permitted Pledged Collateral Liens), however arising, and any and all Persons whomsoever and, subject to Section 9.10(a) of the Credit Agreement and Section 14 hereof, to maintain and preserve the Lien and security interest created by this Agreement until the Payment in Full.

10.            Collateral Agent Appointed Attorney-in-Fact.  Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Collateral Agent as such Pledgor's attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuation of an Event of Default, that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11.            The Collateral Agent's Duties.  The powers conferred on the Collateral Agent hereunder are solely to protect its interest and the interests of the Secured Parties in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

12.            Remedies.  If any Event of Default shall have occurred and be continuing:

(a)
The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the NY UCC (whether or not the NY UCC applies to the affected Collateral) and also may without notice, except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral.  The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by applicable Law, upon any such private sale, to purchase all or any part of the Collateral so sold and the Collateral Agent or such other Secured Party may, subject to (x) the satisfaction in full of all payments due pursuant to Section 12(b)(i) hereof and (y) the satisfaction of the Obligations in accordance with the priorities set forth in Section 12(b), pay the purchase price by crediting the amount thereof against the Obligations.  Each Pledgor agrees that, to the extent notice of sale shall be required by applicable Law, at least ten days' notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the extent permitted by applicable Law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 12 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

(b)
Except as expressly provided elsewhere in this Agreement or any other Loan Document, all proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral shall be applied after receipt as follows:

(i)
FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, the other Loan Documents or any of the Obligations, including all court costs and the reasonable and documented fees and out-of-pocket expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Pledgor and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

(ii)
SECOND, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)
THIRD, any surplus then remaining shall be paid to the Pledgors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, no amounts received from any Pledgor shall be applied to any Excluded Swap Obligation of such Pledgor.
The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds in accordance with this Section 12.  Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
(c)	The Collateral Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.
(d)
All payments received by any Pledgor after the occurrence and during the continuation of an Event of Default and after prior written notice from the Collateral Agent to the Borrower (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under Section 8.01(f) of the Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required) in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

(e)
If the Collateral Agent shall determine to exercise its right to sell all or any of the Pledged Shares pursuant to this Section 12, each Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Shares, by reason of certain prohibitions contained in the Securities Act of 1933, as from time to time amended (the "Securities Act") and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

(f)
If the Collateral Agent determines to exercise its right to sell any or all of the Collateral, upon written request, each Pledgor shall, from time to time, furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of shares and other instruments included in the Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the SEC, as the same are from time to time in effect.

13.            Amendments, etc. with Respect to the Obligations; Waiver of Rights.  Except for the termination of a Pledgor's Obligations hereunder as provided in Section 14, each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Secured Debt Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Secured Debt Document and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto.  When making any demand hereunder against any Pledgor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower (to the extent such demand is in respect of any Obligations owing by Borrower) or any other Pledgor or pledgor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any other Pledgor or pledgor or any release of the Borrower or any other Pledgor or pledgor shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Pledgor.  For the purposes hereof "demand" shall include the commencement and continuation of any legal proceedings.

14.            Continuing Security Interest; Assignments Under the Secured Debt Documents; Release.

(a)            This Agreement and the security interest granted hereunder shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Payment in Full.

(b)            A Subsidiary Pledgor shall automatically be released from its obligations hereunder and Liens and the Security Interests in the Collateral of such Subsidiary Pledgor created hereby shall be automatically released upon the satisfaction of the requirements set forth in Section 9.10(b) of the Credit Agreement.

(c)            The Security Interests created hereby in any Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby (w) as required by the Collateral Agent to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to this Agreement, (x) upon any sale, transfer or other Disposition by any Pledgor of any Collateral that is permitted under the Credit Agreement (other than to another Pledgor), (y) upon the effectiveness of any release (including any written consent to such release) of the Lien and Security Interests created hereby in any Collateral pursuant to Section 9.10(a) of the Credit Agreement or (z) upon such Collateral becoming Excluded Collateral; provided, however, that with respect to clauses (c)(x) and (c)(y), the requirements set forth in Section 9.10(a) shall have been satisfied.

(d)            In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor's expense, all documents that such Pledgor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Collateral Agent.

15.            Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Loan Document Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

16.            Notices.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 11.02 of the Credit Agreement (whether or not then in effect).  All communications and notices hereunder to any Subsidiary Pledgor shall be given to it in care of the Borrower at the Borrower's address set forth in Schedule 11.02 to the Credit Agreement (whether or not then in effect).

17.            Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a "PDF" or "TIF" file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

18.            Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

19.            Integration.  This Agreement together with the other Loan Documents represents the agreement of each of the Pledgors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents (and each other agreement or instrument executed or issued in connection therewith).

20.            Amendments in Writing; No Waiver; Cumulative Remedies.

(a)            None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor(s) and the Collateral Agent in accordance with Section 11.01 of the Credit Agreement.

(b)            Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Secured Debt Document.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion.

(c)            The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21.            Collateral Agent as Agent.

(a)            Authority of Collateral Agent.  Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by this Agreement, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b)            Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interests created hereby and all obligations of the Pledgors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement.

22.            Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

23.            Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction permitted by the Credit Agreement.

24.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY COLLATERAL DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

25.	SUBMISSION TO JURISDICTION; WAIVERS.
(a)
EACH OF THE PLEDGORS HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COLLATERAL AGENT OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.   EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)
EACH OF THE PLEDGORS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)
EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

26.            GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.
27.            General Provisions Concerning the Collateral Agent. The provisions of Article 9 and Section 11.04(b) of the Credit Agreement shall inure to the benefit of the Collateral Agent, and shall be binding upon all Pledgors and all Secured Parties, in connection with this Agreement and the other Collateral Documents, as if references therein to the Administrative Agent were to the Collateral Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

NU SKIN ENTERPRISES, INC.
By:
Name:
Title:

NU SKIN INTERNATIONAL, INC.
By:
Name:
Title:

NSE PRODUCTS, INC.
By:
Name:
Title:

NU SKIN ENTERPRISES UNITED STATES, INC.
By:
Name:
Title:

[Signature Page to First Lien Pledge Agreement]

Accepted and agreed as of the date set forth above.
BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

SCHEDULE 1
 TO THE PLEDGE AGREEMENT
SUBSIDIARY PLEDGORS

SCHEDULE 2
 TO THE PLEDGE AGREEMENT
PLEDGED SHARES
Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares	Percentage Represented by Certificate	Pledged Percentage of Shares Represented by Certificate

PLEDGED DEBT

ANNEX A
 TO THE PLEDGE AGREEMENT
SUPPLEMENT NO. [___], dated as of [___________] (this "Supplement"), to the Pledge Agreement dated as of October 10, 2014 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the "Pledge Agreement"), among NU SKIN ENTERPRISES, INC., a Delaware corporation (the "Borrower"), each of the subsidiaries of the Borrower listed on Schedule 1 thereto or that becomes a party thereto pursuant to Section 9(b) thereof (each such subsidiary, individually, a "Subsidiary Pledgor" and, collectively, the "Subsidiary Pledgors"; and, together with the Borrower, collectively, the "Pledgors"), and BANK OF AMERICA, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the "Collateral Agent").
A.            Reference is made to the Credit Agreement, dated as of October 9, 2014 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, financial institutions and other investors from time to time party thereto (the "Lenders") and BANK OF AMERICA, N.A., as the Administrative Agent, Swing Line Lender and L/C Issuer.
B.            Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals to this Agreement) shall have the meanings assigned to such terms in the Pledge Agreement or the Credit Agreement (whether or not the Credit Agreement is in effect on the date hereof), as applicable.  The rules of construction and the interpretive provisions specified in Section 1(b) of the Pledge Agreement shall apply to this Supplement, including terms defined in the preamble and recitals to this Agreement.
C.            The Pledgors have entered into the Pledge Agreement in order to induce the Agents, the Lenders and the L/C Issuer to enter into the Credit Agreement and to induce (a) the Lenders and the L/C Issuer to make their respective Extensions of Credit to the Borrower under the Credit Agreement, (b) one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party or any Subsidiary and (c) one or more Cash Management Banks to enter into Secured Cash Management Agreements with any Loan Party or any Subsidiary.
D.            The undersigned [Pledgor] [Domestic Subsidiary] (each, an "Additional Pledgor") is the legal and beneficial owner of the Equity Interests described under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with all other Equity Interests required to be pledged under the Pledge Agreement (the "After-acquired Additional Pledged Shares"), referred to collectively herein as the "Additional Pledged Shares").
E.            Section 6.12(a) of the Credit Agreement and Section 9(b) of the Pledge Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement.  Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Collateral Agent, for the benefit of the Secured Parties, the Additional Pledged Shares and to become a Subsidiary Pledgor under the Pledge Agreement in order to induce (a) the Lenders and the L/C Issuer to make additional Extensions of Credit to the Borrower under the Credit Agreement and as consideration for Extensions of Credit previously made, (b) one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party or any Subsidiary and (c) one or more Cash Management Banks to enter into Secured Cash Management Agreements with any Loan Party or any Subsidiary.

Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:
SECTION 1.  In accordance with Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature below hereby transfers, assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and to all of such Additional Pledgor's right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the "Additional Collateral"):
(a)            the Additional Pledged Shares held by such Additional Pledgor and the certificates, if any, representing such Additional Pledged Shares and any interest of such Additional Pledgor, including all rights, privileges, authority and powers of such Pledgor relating to such Pledged Shares in each issuer or under any organizational document of each issuer and the certificates, instruments and agreements representing such Pledged Shares and all interests documented in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for (including upon any consolidation or merger of any issuer of such Pledged Shares), any or all of the Additional Pledged Shares; provided that the Additional Collateral under this Supplement shall not include any Excluded Collateral;
(b)            all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 1;
(c)            subject to the terms of the Pledge Agreement, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a) and (b) above;
[(d)            the Intercompany Note; and] 1
(e)            to the extent not covered by clauses (a), (b)[,] (c) [and (d)] above, respectively, all Proceeds of any or all of the foregoing Additional Collateral.
For purposes of the Pledge Agreement, (x) the Collateral shall be deemed to include the Additional Collateral, (y) the After-acquired Shares shall be deemed to include the After-acquired Additional Pledged Shares and (z) Schedule 1 hereto shall supplement Schedule 2 to the Pledge Agreement.
Notwithstanding the foregoing or anything to the contrary contained herein, the Additional Collateral shall not include any Excluded Collateral.
[SECTION 2.  Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder.  Each reference to a "Subsidiary Pledgor" or a "Pledgor" in the Pledge Agreement shall be deemed to include each Additional Pledgor.  The Pledge Agreement is hereby incorporated herein by reference.]2

1	Include only for Additional Pledgors that are not already signatories to the Pledge Agreement.

SECTION [2][3].  Each Additional Pledgor represents and warrants as follows:
(a)            Schedule 1 hereto (i) correctly represents as of the date hereof the issuer, the certificate number, if any, the Pledgor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (ii) together with Schedule 2 to the Pledge Agreement and the comparable schedules to each other Supplement to the Pledge Agreement, includes all Equity Interests required to be pledged pursuant to Section 6.12(a) of the Credit Agreement and Section 9(b) of the Pledge Agreement.  Except as set forth on Schedule 1, the Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests (or 65% of all of the issued and outstanding voting Equity Interests and 100% of non-voting Equity Interests in the case of pledges of Equity Interests in Foreign Subsidiaries or Excluded Disregarded Entities) in the issuer on the date hereof.
(b)            Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for the Permitted Pledged Collateral Liens.
(c)            As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable.
(d)            Except for restrictions and limitations imposed by (x) the Permitted Pledged Collateral Liens and the underlying documents thereof or securities laws generally or (y) agreements relating to Dispositions of Collateral permitted by Section 7.05 of the Credit Agreement, and except as disclosed on Schedule 1, the Additional Collateral is freely transferable and assignable, and none of the Additional Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Additional Collateral hereunder, the sale or Disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.
(e)            No consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).
(f)            The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a valid and enforceable security interest in such Additional Collateral and (a) in the case of certificates representing or evidencing the Additional Collateral, upon the earlier of (i) delivery of such Additional Collateral to the Collateral Agent (or to its non-fiduciary agent or designee) in accordance with this Supplement and the Pledge Agreement and (ii) the filing of the applicable Uniform Commercial Code financing statements described in Section 3(f) of the Pledge Agreement and (b) in the case of all other Additional Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code of any jurisdiction, upon the filing of the applicable Uniform Commercial Code financing statements described in Section 3(f) of the Pledge Agreement, shall create a perfected security interest in such Additional Collateral, prior to any other Liens on the Collateral other than Liens permitted by each of the Credit Agreement or Liens having priority over the Collateral Agent's Lien by operation of applicable Law, securing the payment of the Obligations, in favor of the Collateral Agent, for the benefit of the Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors rights generally and general principles of equity (whether considered in a proceeding in equity or law).

2	Include only for Additional Pledgors that are not already signatories to the Pledge Agreement.

[(g)            The Additional Pledgor has delivered a supplement to the Perfection Certificate to the Collateral Agent, in form and substantive reasonably satisfactory to the Collateral Agent (the "Perfection Certificate Supplement").  The Perfection Certificate Supplement has been duly prepared, completed and executed and the information set forth therein (including (i) the exact legal name of the Additional Pledgor and (ii) the jurisdiction of organization of the Additional Pledgor) is correct and complete in all material respects as of the date hereof.]3
(h)            The pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Additional Collateral as set forth herein.
(i)            Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors rights generally and general principles of equity (whether considered in a proceeding in equity or law).
SECTION [3][4].  This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a "pdf" or "tif" file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.  This Supplement shall become effective as to each Additional Pledgor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Agent.
SECTION [4][5].  Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.
SECTION [5][6].  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3 Include only for Additional Pledgors that are not already signatories to the Pledge Agreement.

SECTION [6][7].  Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION [7][8].  All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement.  All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower's address set forth in Schedule 11.02 to the Credit Agreement (whether or not then in effect).
SECTION [8][9].  To the extent the Borrower would be required to do so pursuant to Section 11.04 of the Credit Agreement (whether or not then in effect), each Additional Pledgor agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.
[NAME OF ADDITIONAL PLEDGOR(S)],
By:
        Name:
        Title:
BANK OF AMERICA, N.A., as Collateral Agent,
By:
        Name:
        Title:
By:
        Name:
        Title:

SCHEDULE 1
TO SUPPLEMENT NO. [__]
 TO THE  PLEDGE AGREEMENT
PLEDGED SHARES
Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares	Percentage Represented by Certificate	Pledged Percentage of Shares Represented by Certificate

S-1-1

EXHIBIT H
[RESERVED]

H-1

EXHIBIT I
FORM OF PERFECTION CERTIFICATE
[  ], 2014
Reference is hereby made to (i) that certain Pledge Agreement to be dated as of October 10, 2014 (the "Pledge Agreement"), among Nu Skin Enterprises, Inc., a Delaware corporation ("Borrower"), the Guarantors party thereto (collectively, the "Guarantors") and the Bank of America, N.A., as collateral agent ("Collateral Agent").  Capitalized terms used but not defined herein have the meanings assigned in the Pledge Agreement.
As used herein, the term "Companies" means Borrower and each of its U.S. Subsidiaries, other than Excluded Subsidiaries.
The undersigned hereby certify to the Collateral Agents as follows:
1.    Names.  (a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization and the jurisdiction of formation of each Company.
(b)	Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.
(c)
Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years.  Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years.  Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.    Current Locations.  The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.
3.    Prior Locations.  Set forth in Schedule 3 is the information required by Schedule 2 with respect to each location or place of business previously maintained by each Company at any time during the past four months.
4.    Schedule of Filings.  Attached hereto as Schedule 4 is a schedule of the appropriate filing offices for UCC-1 financing statements.

Form of Perfection Certificate

5.    Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 5 is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company (other than the Borrower) and its Subsidiaries (other than Immaterial Subsidiaries) and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests.

[The Remainder of this Page has been intentionally left blank]

Form of Perfection Certificate

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ____ day of _____________, 2014.

NU SKIN ENTERPRISES, INC.

By:  ______________________
Name:
Title:

Form of Perfection Certificate

Schedule 1(a)
Legal Names, Etc.
Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	State of Formation

Form of Perfection Certificate

Schedule 1(b)
Prior Organizational Names
Company/Subsidiary	Prior Name	Date of Change

Form of Perfection Certificate

Schedule 1(c)
Changes in Corporate Identity; Other Names
Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years

Form of Perfection Certificate

Schedule 2
Chief Executive Offices
Company/Subsidiary	Address	County	State

Form of Perfection Certificate

Schedule 3
Prior Locations Maintained by Company/Subsidiaries
Company/Subsidiary	Address	County	State

Form of Perfection Certificate

Schedule 4
Filing Offices
Entity	Jurisdictions

Form of Perfection Certificate

Schedule 5
Equity Interests of Companies and Subsidiaries
Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares

Form of Perfection Certificate

EXHIBIT J
[RESERVED]
J - 1

EXHIBIT K
[RESERVED]
K - 1

EXHIBIT L
[RESERVED]
L - 1

EXHIBIT M-1
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Reference is made to that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[  ]

M-1 - 1
Form of United States Tax Compliance Certificate

EXHIBIT M-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Reference is made to that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

M-2 - 1

Form of United States Tax Compliance Certificate

EXHIBIT M-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
 (FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Reference is made to that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments in question are not effectively connected with the undersigned's or its direct or indirect partners/members' conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

M-3 - 1

Form of United States Tax Compliance Certificate

EXHIBIT M-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
 (FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Reference is made to that certain Credit Agreement, dated as of October 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments in question are not effectively connected with the undersigned's or its direct or indirect partners/members' conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Remainder of page intentionally left blank]

M-4 - 1

Form of United States Tax Compliance Certificate

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[  ]

M-4 - 2

Form of United States Tax Compliance Certificate

EXHIBIT N
FORM OF SOLVENCY CERTIFICATE
Date:  ________ __, 2014
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned chief financial officer of Nu Skin Enterprises, Inc., a Delaware corporation (the "Borrower"), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.            This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(x) of that certain Credit Agreement, dated as of October 9, 2014, among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.            For purposes of this certificate, the terms below shall have the following definitions:
(a)            "Fair Value"
The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)            "Present Fair Salable Value"
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm's-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)            "Stated Liabilities"
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of (i) the execution and delivery of the Credit Agreement, (ii) the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof, (iii) the consummation of the other transactions contemplated by the Credit Agreement and the other Loan Documents, (iv) the Refinancing and (v) the payment of fees and expenses in connection with the foregoing (items (i) through (v) collectively, the "Transactions") determined in accordance with GAAP consistently applied.

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Form of Solvency Certificate

(d)            "Identified Contingent Liabilities"
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.
(e)            "Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature"
Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
(f)            "Do not have Unreasonably Small Capital"
Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions have sufficient capital to ensure that it is a going concern.
3.            For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)            I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 4.01(a)(ix) of the Credit Agreement.
(b)            I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
(c)            As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.
4.          Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that, in each case giving effect to the Transactions and the Borrowings under the Credit Agreement as if they occurred on the Effective Date, (i) each of the Fair Value and the Present Fair Salable Value of the assets of Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

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Form of Solvency Certificate

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

NU SKIN ENTERPRISES, INC.

By:
      Name:
      Title:

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Form of Solvency Certificate